UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule §240.14a-12

Agere Systems Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Agere Systems Inc. 1110 American Parkway NE Allentown, Pennsylvania 18109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Agere Systems Inc. will hold its Annual Meeting of Stockholders in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876, on Thursday, February 17, 2005, at 9:00 a.m. E.S.T. We are holding the meeting for the following purposes:

1.	To elect three members of the Board of Directors, whose terms are described in the proxy statement.

2.	To approve an amendment to our certificate of incorporation to reclassify our Class A common stock and Class B common stock into a new, single class of common stock. Under this proposal, each outstanding share of Class A common stock and Class B common stock would become one share of a new, single class of common stock.

3.	To approve four alternative amendments to our certificate of incorporation, each of which would effect a reverse stock split.

4.	To approve an amendment to our certificate of incorporation to make administrative changes.

5.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of Agere Systems Class A common stock and Class B common stock at the close of business on December 20, 2004, are entitled to vote at the meeting.

In addition to the proxy statement, proxy card and voting instructions, a copy of Agere Systems’ 2004 annual report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

Some of the proposals on which we are asking you to vote require high approval levels. If you do not vote, it will count as a vote against these proposals. Therefore, it is very important that you vote your shares. If you received more than one proxy card or e-mail, please vote each one you received. You can vote your shares by completing and returning a proxy card. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the proxy statement. You can help us save money by voting over the Internet or by telephone. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

JEAN F. RANKIN
Senior Vice President, General Counsel
and Secretary

December   , 2004

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Agere Systems Inc. of proxies to be voted at the company’s Annual Meeting of Stockholders, to be held on February 17, 2005, and at any meeting following postponement or adjournment of the annual meeting.

You are cordially invited to attend the annual meeting, which will begin at 9:00 a.m. E.S.T. The meeting will be held in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876. Stockholders will be admitted beginning at 8:00 a.m. E.S.T. The location is accessible to handicapped persons, and we will provide wireless headsets for hearing amplification upon request.

You will need an admission ticket to enter the meeting. If you are a stockholder of record, that is, you have an Agere Systems stock certificate or hold your shares in an account with our transfer agent, The Bank of New York, and received our proxy materials by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please retain the admission ticket and bring it with you to the meeting. A map and directions to the meeting are printed on the admission ticket. If you are a stockholder of record, received an e-mail describing how to view our proxy materials over the Internet and want to attend the meeting in person, you should contact The Bank of New York by phone at 1-866-AGEREIR, or by writing to The Bank of New York, P.O. Box 11082, Church Street Station, New York, New York 10286, to obtain an admission ticket.

If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent account statement, to our transfer agent, The Bank of New York, P.O. Box 11082, Church Street Station, New York, NY 10286. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are an Agere Systems stockholder.

We will also be webcasting the annual meeting. You can access the webcast at http://www.agere.com/webcast. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials.

We are first mailing this proxy statement, the proxy card and voting instructions on December   , 2004, to persons who were stockholders at the close of business on December 20, 2004, the record date for the meeting.

Our fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2004 or fiscal 2004 refer to the 12-month period from October 1, 2003 through September 30, 2004.

Proxies and Voting Procedures

You can vote your shares by completing and returning a proxy card or, if you hold your shares in “street name,” a voting instruction form. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this proxy statement. The Internet and telephone voting facilities will close at 11:59 p.m. E.S.T. on February 16, 2005. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you are a participant in one of our 401(k) plans, your voting instructions must be received by 11:59 p.m. E.S.T. on February 14, 2005.

You can revoke your proxy (including an Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in “street name,” you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted:

•	FOR the election of the nominees for Director named below;

•	FOR the proposal to amend our certificate of incorporation to reclassify our two classes of common stock into a new, single class of common stock;

•	FOR the proposals to amend our certificate of incorporation to effect a reverse stock split; and

•	FOR the proposal to amend our certificate of incorporation to make administrative changes.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the annual meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on:

•	the election of directors;

•	the proposals to amend our certificate of incorporation to effect a reverse stock split; and

•	the proposal to amend our certificate of incorporation to make administrative changes.

and will not be allowed to vote on:

•	the proposal to amend our certificate of incorporation to reclassify the two classes of stock into a new, single class of common stock.

If you hold shares through one of our 401(k) plans and do not vote, those shares will be voted in the same proportion as shares in the plan that are voted by plan participants.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. At the date this proxy statement went to press, we did not know of any matters to be presented at the annual meeting other than those described in this proxy statement.

Stockholders Entitled to Vote

You are entitled to vote at the annual meeting all shares of our Class A common stock and Class B common stock that you held as of the close of business on the record date. Each share of Class A common stock is entitled to one vote with respect to each matter properly brought before the meeting. Each share of Class B common stock is entitled to four votes with respect to the election of Directors and one vote with respect to each other matter properly brought before the meeting.

On December 20, 2004, there were        shares of Class A common stock outstanding and       shares of Class B common stock outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1110 American Parkway NE, Allentown, Pennsylvania 18109, between the hours of 9 a.m. and 4 p.m. E.S.T.

Required Vote

Quorum. The holders of shares possessing a majority of all the votes that could be cast on every matter that is to be voted on must be present, in person or by proxy, in order to transact business at the meeting. In addition, in order to consider the proposals to amend the certificate of incorporation to reclassify our common stock and to effect a reverse stock split, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock is required.

Election of Directors. A plurality of the votes duly cast is required for the election of Directors. That is, the nominees receiving the greatest number of votes will be elected.

Reclassify Classes of Common Stock. The affirmative vote of the holders of a majority of the outstanding common stock, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class, are required to approve the proposed amendment to the certificate of incorporation to reclassify the two classes of common stock into a new, single class of common stock.

Reverse Stock Split. The affirmative vote of the holders of a majority of the outstanding common stock, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as a separate class, are required to approve each of the proposed amendments to the certificate of incorporation to effect a reverse stock split.

Administrative Changes. The affirmative vote of the holders of a majority of the outstanding common stock, voting together as a single class, is required to approve the proposal to amend the certificate of incorporation to make administrative changes. The affirmative vote of the holders of at least 80% of the outstanding common stock, voting together as a single class, is required to make some of the proposed administrative changes. If the proposal receives the approval of a majority of the outstanding shares, but not 80% of the outstanding shares, we will make only the changes that can be made with majority approval.

Effect of Withheld Votes and Abstentions. In the election of Directors, you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome. You may vote to “abstain” on the other proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal. Broker “non-votes,” if any, will not be counted as votes cast in the election of Directors and will have the effect of votes against the proposals to amend the certificate of incorporation.

We believe that the proposals to amend our certificate of incorporation are in the best interests of our stockholders. Because of the level of approval needed for these matters and the fact that brokers will not be able to vote on the reclassification proposal unless they receive instructions from their clients, it is very important that you vote your shares.

Ways to Reduce the Number of Copies of Our Proxy Materials You Receive

Under rules adopted by the Securities and Exchange Commission, we are permitted to deliver a single copy of our proxy statement and annual report on Form 10-K to stockholders sharing the same address. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail.

This year, we implemented householding for all stockholders who share the same last name and address and, for shares held in “street name,” where the shares are held through the same nominee (e.g., all accounts are at the same brokerage firm), so that they are receiving only one copy of our proxy statement and annual report on Form 10-K per address. If you would like to receive a separate copy of this year’s proxy statement and annual report on Form 10-K, please write to us c/o The Bank of New York, P.O. Box 11082, Church Street Station, New York, NY 10286, or call us at 1-866-AGEREIR and press prompt 1.

If you share the same last name and address with other Agere Systems’ stockholders and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, we will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so either by voting at http://www.proxyvote.com or by visiting http://www.investordelivery.com. Your election to view these documents over the Internet will remain in effect until you revoke it. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Allowing us to household annual meeting materials or electing to view them electronically will help us save on the cost of printing and distributing these materials.

Cost of Proxy Distribution and Solicitation

Agere Systems will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. Proxies may be solicited on behalf of the company in person or by telephone, e-mail, facsimile or other electronic means by Directors, officers or employees of the company, who will receive no additional compensation for soliciting. We have engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist us in the solicitation of proxies, for a fee of $15,000 plus expenses. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Agere Systems stock.

GOVERNANCE OF THE COMPANY

Pursuant to the Delaware General Corporation Law and the company’s by-laws, Agere Systems’ business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members of the Board.

The Board has three standing committees:

•	The Audit Committee, the members of which are: Richard L. Clemmer (Chair), Thomas P. Salice and Harold A. Wagner;

•	The Compensation Committee, the members of which are: Rae F. Sedel (Chair), Richard S. Hill and Harold A. Wagner; and

•	The Nominating/Corporate Governance Committee, the members of which are: Harold A. Wagner (Chair) and Thomas P. Salice.

The Board has determined that all the Directors other than Messrs. Dickson and Netravali, including those who serve on these committees, are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board based these determinations primarily on a review of the responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors. The Board also reviewed the relationships between Agere Systems and companies with which our Directors are affiliated.

The Board has adopted a charter for each of the three standing committees and corporate governance guidelines that address the make-up and functioning of the Board. The Board has also adopted a code of conduct that applies to all of our employees, officers and Directors. You can find links to these materials on our website at: http://www.agere.com/governance. You can also obtain this information in print by contacting The Bank of New York by phone at 1-866-AGEREIR, or by writing to The Bank of New York, P.O. Box 11082, Church Street Station, New York, New York 10286.

During fiscal 2004, the Board held nine meetings and the committees held a total of twenty-four meetings. None of the Directors attended fewer than 75% of the total number of meetings of the Board and the Board committees of which he or she was a member during fiscal 2004. At least quarterly, the non-management Directors meet in private session without members of management. These sessions are presided over by our Chairman, Mr. Wagner. To communicate directly with Mr. Wagner or any of the other non-management directors, follow the instructions set forth in the section below entitled “Stockholder Communications with Directors.”

Audit Committee

The Audit Committee focuses its efforts on the following three areas:

•	The adequacy of Agere Systems’ internal controls and financial reporting process and the integrity of Agere Systems’ financial statements;

•	The performance of Agere Systems’ internal auditors and the qualifications, independence and performance of Agere Systems’ independent auditors; and

•	Agere Systems’ compliance with legal and regulatory requirements.

The committee meets periodically with management to consider the adequacy of Agere Systems’ internal controls and the financial reporting process. It also discusses these matters with Agere Systems’ independent auditors and with appropriate company financial personnel. The committee reviews our financial statements and discusses them with management and the independent auditors before those financial statements are filed with the Securities and Exchange Commission. The committee met ten times in fiscal 2004. You can find a copy of the charter of the Audit Committee attached to this proxy statement as Annex A.

The committee regularly meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and periodically reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee.

Audit Committee Financial Expert. The Board has determined that the Chairman of the committee, Mr. Clemmer, is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K, and “independent” for purposes of Section 303A of the New York Stock Exchange Listed Company Manual and Section 10A(m)(3) of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

We have reviewed Agere Systems’ audited financial statements as of and for the fiscal year ended September 30, 2004, and met with both management and PricewaterhouseCoopers LLP, Agere Systems’ independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States of America and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.

We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. We also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the company’s audited financial statements be included in Agere Systems’ annual report on Form 10-K for the fiscal year ended September 30, 2004.

Richard L. Clemmer (Chair)
Thomas P. Salice
Harold A. Wagner

Nominating/Corporate Governance Committee

The responsibilities of the Nominating/Corporate Governance Committee include:

•	Identifying, evaluating and recommending to the Board, prospective nominees for Director;

•	Periodically reviewing the company’s corporate governance guidelines;

•	Periodically reviewing the performance of the Board and its members and making recommendations to the Board concerning the number, function and composition of the Board’s committees; and

•	Making recommendations to the Board from time to time as to matters of corporate governance.

The committee met five times in fiscal 2004.

The Board believes that it should be comprised of Directors with varied, complementary backgrounds, and that Directors should, at a minimum, have expertise that may be useful to the company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to company business.

When considering candidates for Director, the committee takes into account a number of factors, including the following:

•	Whether the candidate has relevant business experience;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses;

•	Independence from management;

•	Whether the candidate’s election would be consistent with our corporate governance guidelines;

•	Potential conflicts of interest with other pursuits, including any relationship between the candidate and any customer, supplier or competitor of Agere Systems;

•	Legal considerations such as antitrust issues;

•	Corporate governance background;

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

•	The size and composition of the existing Board.

The committee will consider candidates for Director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for Director should write to our Corporate Secretary, at the address indicated below, and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

•	The name of and contact information for the candidate;

•	A statement of the candidate’s business and educational experience;

•	Information regarding each of the factors listed above, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

Before nominating a sitting Director for re-election at an annual meeting, the committee will also consider the Director’s performance on the Board.

When seeking candidates for Director, the committee may solicit suggestions from incumbent Directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a Director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

This year, Mr. Hill, who was elected a Director by the Board in 2003, and Mr. Netravali, who was elected a Director by the Board in 2004, are standing for election by the stockholders for the first time. Messrs. Hill and Netravali were recommended to the Board by our Chief Executive Officer. Mr. Dickson believed that Messrs. Hill and Netravali would make valuable additions to our Board based on their industry experience.

Under Agere Systems’ by-laws, nominations for Director may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers written notice along with the additional information and materials required by the by-laws to Agere Systems’ Corporate Secretary not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting. For Agere Systems’ annual meeting in the year 2006, we must receive this notice on or after October 6, 2005, and on or before November 5, 2005. You can obtain a copy of the full text of the by-law provision by writing to the Corporate Secretary, 1110 American Parkway NE, Allentown, Pennsylvania 18109.

Compensation Committee

The Compensation Committee is responsible for setting executive officer compensation, for making recommendations to the full Board concerning Director compensation and for general oversight for the compensation and benefit programs for other employees. The committee met nine times in fiscal 2004.

Compensation of Directors

Each of our outside Directors, that is Directors who are not employees of Agere Systems, receives annually a retainer of $45,000 and an option to purchase 30,000 shares of our Class A common stock, or 55,000 shares in the case of our Chairman. Each new outside Director receives an option to purchase 50,000 shares of our Class A common stock upon appointment. The exercise price per share for these options, which are granted under our Non-Employee Director Stock Plan, is the fair market value of a share on the date of grant. Options granted under the plan generally have a seven-year term and become exercisable on the first anniversary of the date of grant.

The annual grants to Directors historically were made on the date of our annual meeting. Beginning in 2004, these grants will be made on December 1, which is the same day that we make option grants to employees generally as part of our annual grant program, so that Directors’ options will have the same exercise price as the options granted to employees as part of the annual grant program.

Agere Systems also provides outside Directors with travel accident insurance when on company business.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in fiscal 2004 were Rae F. Sedel, Richard S. Hill and Harold A. Wagner. None of the members has ever been an officer or employee of Agere Systems or any of its subsidiaries, and no “compensation committee interlocks” existed during fiscal 2004.

Stockholder Communications with Directors

Agere Systems stockholders who want to communicate with the Board or any individual Director can write to:

Agere Systems Inc.
Board Administration
Room 4U-541
Four Connell Drive
Berkeley Heights, NJ 07922

Your letter should indicate that you are an Agere Systems stockholder. The Corporate Secretary’s office will review each letter. Depending on the subject matter, that office will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, without forwarding it, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request. The Board has approved this process.

Director Attendance at Annual Meetings

We typically schedule a Board meeting in conjunction with our annual meeting and expect that our Directors will attend, absent a valid reason, such as a schedule conflict. Last year, seven of the individuals then serving as Directors attended our annual meeting.

Our Relationship with Our Independent Auditors

The fees billed by PricewaterhouseCoopers LLP for the indicated services performed during fiscal 2004 and fiscal 2003 were as follows:

	Fiscal 2004	Fiscal 2003
Audit fees	$1,576,000	$1,938,000
Audit-related fees
Sarbanes-Oxley 404-related services	136,000	—
Financial due diligence	26,000	239,000
Intellectual property royalty audits	—	67,000
Employee benefit plan audits	—	80,000
Consultations regarding GAAP	50,000	50,000
Total Audit-related fees	$212,000	$436,000
Tax fees
Transfer pricing	132,000	123,000
Expatriate tax services	255,000	425,000
Personal financial and tax services	14,000	27,000
International tax compliance	170,000	120,000
International tax advice	47,000	34,000
Federal and state tax advice	—	33,000
Total Tax fees	$618,000	$762,000
All other fees	—	—

We no longer allow our executive officers to obtain personal financial and tax services from PricewaterhouseCoopers LLP.

Under its charter, the Audit Committee must pre-approve all engagements of our independent auditor unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission. Each year, the independent auditor’s retention to audit our financial statements, including the associated fee, is approved by the committee before the filing of the preceding year’s annual report on Form 10-K. At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of the work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. At each subsequent committee meeting, the committee will receive updates on the services actually provided by the independent auditor, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the Chairman approves any engagements pursuant to this delegation, he will report that approval to the full committee at the next committee meeting.

Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services the auditor provides to the client are not appropriately approved, each new engagement of PricewaterhouseCoopers LLP has been approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception to pre-approval contained in the Securities and Exchange Commission’s rules.

Appointment of Auditor for Fiscal 2005

The Audit Committee has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for fiscal 2005.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that, under the Securities and Exchange Commission’s rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our Class A common stock or Class B common stock, all required reports for fiscal 2004 have been timely filed.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year for a term of three years.

Three Directors will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in 2008. The Board has nominated Richard S. Hill, Arun Netravali and Harold A. Wagner for the positions. You can find information about Messrs. Hill, Netravali and Wagner below.

The persons named in the proxy card will vote such proxy for the election of Messrs. Hill, Netravali and Wagner, unless you indicate that your vote should be withheld. If elected, Messrs. Hill, Netravali and Wagner will each continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement. Messrs. Hill, Netravali and Wagner have each indicated to the company that he will serve if elected. We do not anticipate that any of the nominees will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of Messrs. Hill, Netravali and Wagner as Directors.

NOMINEES FOR TERMS EXPIRING IN 2008

Richard S. Hill, Director since July 2003. Mr. Hill has been Chief Executive Officer and a director of Novellus Systems, Inc., a supplier of integrated circuit manufacturing equipment, since 1993 and has been Chairman of its Board of Directors since 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc., where he held a variety of positions, including President of Tektronix Development Company, Vice President of the Test and Measurement Group and President of Tektronix Components Corporation. Prior to joining Tektronix, he held engineering management and engineering positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is a director of the University of Illinois Foundation and LTX Corporation. Age: 52.

Arun Netravali, Director since July 2004. Since November 2004, Mr. Netravali has been managing partner of OmniCapital Group LLC, a venture capital firm. From January 2002 to April 2003, Mr. Netravali was Chief Scientist for Lucent Technologies Inc., a provider of services, systems and software for communications networks, working with academic and investment communities to identify and implement new networking technologies. From June 1999 to January 2002, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect. Mr. Netravali currently serves on the board of Level 3 Communications Inc. and on the advisory board of Veridicom International Inc. Age: 58.

Harold A. Wagner, Director since March 2001 and Chairman of the Board since December 2001. In December 2000, Mr. Wagner retired from his position as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc., a multi-national chemicals manufacturing company, a position he had held since 1998. From 1992 to 1998, Mr. Wagner served as Chairman, President and Chief Executive Officer of Air Products and Chemicals. Mr. Wagner is currently Chairman of the Dorothy Rider Pool Healthcare Trust. He is also a director of CIGNA Corporation, United Technologies Corporation and PACCAR Inc. He is a trustee of Lehigh University and of the Eisenhower Exchange Fellowships, Inc. and is a member of the Business Advisory Committee of A.P. Møller. Age: 69.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2006

Thomas P. Salice, Director since July 2003. Mr. Salice is Vice Chairman of AEA Investors LLC, a private equity firm, and has served at AEA Investors since 1989. He was President from 1999 through 2004, and Chief Executive Officer from 2000 through 2004, of AEA Investors. Mr. Salice is a director of Marbo, Inc., Mettler-Toledo International Inc., Sovereign Specialty Chemicals, Inc. and Waters Corporation and is a trustee of Fordham University. Age: 45.

Rae F. Sedel, Director since March 2001. Ms. Sedel has been a Managing Director of Russell Reynolds Associates, Inc., an executive recruiting firm, since 1988. She has also been the head of the technology sector and the lead partner on sector verticals at Russell Reynolds Associates since 1991. Previously, Ms. Sedel spent fifteen years with Pacific Telesis Group where she was Vice President-Consumer Markets. Age: 55.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2007

Richard L. Clemmer, Director since October 2002. Mr. Clemmer has over 30 years of experience in the technology industry, where he has held a variety of executive, financial and management positions. Since June 2003, he has been a partner at Shelter Capital Partners, a private investment fund. Since mid-2003, he has been Chairman and President of Venture Capital Technology LLC, which is focused on investing in and consulting for technology companies. Between May 2001 and January 2003, he was on the Board and served as an executive at PurchasePro.com, Inc., a provider of electronic procurement and strategic sourcing solutions. Between 1996 and May 2001, Mr. Clemmer was Executive Vice President, Finance and Chief Financial Officer of Quantum Corp., which was a provider of hard disk drives and other storage solutions. From 1988 to 1996, Mr. Clemmer was Senior Vice President and Chief Financial Officer of Texas Instruments Incorporated’s Semiconductor Group. Age: 52.

In September 2002, while Mr. Clemmer was Chairman, Chief Executive Officer and Chief Financial Officer of PurchasePro, having been asked to take over from prior management, PurchasePro filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in connection with an agreement to sell substantially all of its assets.

John T. Dickson, Director since March 2001. Mr. Dickson has been our President and Chief Executive Officer since August 2000. Previously, Mr. Dickson had been Executive Vice President and Chief Executive Officer of Lucent’s Microelectronics and Communications Technologies Group since October 1999. He joined AT&T Corp. in 1993 as Vice President of its Integrated Circuit business unit, moved to Lucent following its spin-off in 1996, and was named Chief Operating Officer of Lucent’s Microelectronics Group in 1997. Before joining AT&T, Mr. Dickson was Chairman and Chief Executive Officer of Shographics, Inc. from 1992 until 1993, was President and Chief Executive Officer of Headland Technology Incorporated from 1991 to 1992, held various management positions at ICL plc from 1983 until 1991 and held various management positions at Texas Instruments from 1969 until 1983. Mr. Dickson is currently a director of the Semiconductor Industry Association, or SIA, and Mettler-Toledo International Inc. and a member of the board of trustees of Lehigh Valley Health and Hospital Network. Age: 58.

BENEFICIAL OWNERSHIP OF AGERE SYSTEMS COMMON STOCK

Beneficial Owners of More Than 5% of Our Common Stock

The following table sets forth certain information concerning the beneficial ownership of our common stock for each person or group of persons we know of, as of November 15, 2004, that beneficially owns more than 5% of either class of our common stock. The information below is based on public filings made by various stockholders. These filings contain information as of particular dates and may not reflect current holdings of our common stock. To our knowledge, other than as described below, the named person or group of persons has sole voting and investment power with respect to these securities.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner(s)	No. of Shares	Percent of Class (1)	No. of Shares	Percent of Class (1)
FMR Corp.	76,021,776 (2)	9.2%	90,164,647 (2)	9.9%
82 Devonshire Street
Boston, MA 02109

Davis Selected Advisers, L.P.	69,173,144 (3)	8.4%
2949 East Elvira Road
Suite 101
Tucson, AZ 85706

Franklin Resources, Inc.	45,311,091 (4)	5.5%
One Franklin Parkway
San Mateo, CA 94403

Capital Research and Management Company	65,077,080 (5)	7.9%
333 South Hope Street
Los Angeles, CA 90071

Massachusetts Financial Services Company			66,239,320 (6)	7.3%
500 Boylston Street
Boston, MA 02116

Putnam, LLC	53,404,355 (7)	6.5%
One Post Office Square
Boston, MA 02109

(1)	For each person or group, the percentage of class ownership was determined by dividing the number of shares shown in the table by 824,260,490 or 907,994,888, the number of shares of our Class A common stock and Class B common stock outstanding as of November 15, 2004, respectively, plus, in the case of ownership of our Class A common stock, the number of shares such person or group reported that it had the right to acquire upon full conversion of our 6.5% Convertible Subordinated Notes due 2009.

(2)	Based on Schedule 13G/A Information Statements filed by FMR Corp. (FMR), Edward C. Johnson 3d and Abigail P. Johnson on February 17, 2004. The number of shares shown in the table includes 2,479,214 shares of Class A common stock that may be acquired upon full conversion of our 6.5% Convertible Subordinated Notes due 2009 beneficially owned by the reporting persons. Such Schedules disclose that FMR has sole voting power with respect to 1,180,709 and 5,005,755 shares of Class A common stock and Class B common stock, respectively, and does not have shared voting power with respect to any shares. Mr. and Ms. Johnson do not have sole or shared voting power with respect to any shares, and their address is the same as FMR.

(3)	Based on a Schedule 13G Information Statement filed by Davis Selected Advisers, L.P. (Davis) on February 12, 2004. Davis is deemed to be the beneficial owner through its services as an investment adviser to persons who beneficially own the shares shown in the table.

(4)	Based on a Schedule 13G/A Information Statement filed by Franklin Resources, Inc. (FRI) and the principal shareholders of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. (FRI Principal Shareholders), on February 13, 2004. The FRI Principal Shareholders, together with FRI, may be deemed to be the beneficial owners of securities held by persons advised by subsidiaries of FRI. The number of shares shown in the table includes 4,474,632 shares of Class A common stock that may be acquired upon full conversion of our 6.5% Convertible Subordinated Notes due 2009 beneficially owned by the reporting persons. Such Schedule 13G/A discloses that: (i) Templeton Global Advisors Limited, an investment adviser subsidiary of FRI, beneficially owns only 34,296,639 of the shares shown in the table, or 4.2% of our Class A common stock; and (ii) the other FRI subsidiaries whose ownership is reported (Franklin Advisers, Inc., Templeton Investment Counsel, LLC, Franklin Templeton Investments Corp., Franklin Templeton Investment Mgmt Ltd., Franklin Templeton Alternative Strategies, Inc. and Fiduciary Trust Company International) have sole voting and dispositive power with respect to 11,014,452 shares. However, the Schedule 13G/A discloses that FRI and the FRI Principal Shareholders do not have sole voting or dispositive power with respect to any shares of our Class A common stock and that the reporting persons disclaim beneficial ownership of all shares reported. The address of the FRI Principal Shareholders is the same as FRI.

(5)	Based on a Schedule 13G/A Information Statement filed by Capital Research and Management Company (Capital) on February 13, 2004. The number of shares shown in the table includes 19,570,680 shares of Class A common stock that may be acquired upon full conversion of our 6.5% Convertible Subordinated Notes due 2009 beneficially owned by the reporting persons. Such Schedule 13G/A discloses that Capital does not have sole or shared voting power with respect to any shares of our Class A common stock and disclaims beneficial ownership of all shares reported.

(6)	Based on a Schedule 13G/A Information Statement filed by Massachusetts Financial Services Company (MFS) on February 11, 2004. Such Schedule 13G discloses that MFS has sole voting power with respect to 63,444,120 shares of our Class B common stock and does not have shared voting power with respect to any shares.

(7)	Based on a Schedule 13G Information Statement filed by Putnam, LLC (PI), d/b/a Putnam Investments, on behalf of itself and its wholly-owned investment advisers, Putnam Investment Management, LLC (PIM) and The Putnam Advisory Company, LLC (PAC), on February 13, 2004. Such Schedule 13G discloses that: (i) PIM only has shared voting power with respect to 2,101,227 shares and has shared dispositive power with respect to all of the 48,275,772 shares it beneficially owns, 5.9% of our Class A common stock, (ii) PAC only has shared voting power with respect to 3,031,579 shares and has shared dispositive power with respect to all of the 5,128,583 shares it beneficially owns and (iii) PI beneficially owns and shares voting and dispositive power over the aggregate numbers of shares beneficially owned by, and for which voting and dispositive power are shared by, PIM and PAC. The address of PIM and PAC is the same as PI.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of our Class A common stock and Class B common stock as of November 15, 2004 for: (a) each outside Director, (b) our Chief Executive Officer, who is also a Director, and the four other most highly compensated executive officers in fiscal 2004 and (c) all of our current Directors and executive officers as a group. To our knowledge, except as otherwise noted, the named individual had sole voting and investment power with respect to these securities.

Name	Class A Common Stock Beneficially Owned (1)(2)	Class B Common Stock Beneficially Owned (1)
(a)
Richard L. Clemmer	80,010	10,264
Richard S. Hill	50,000	—
Arun Netravali	697	17,136
Thomas P. Salice	50,000	301,100	(3)
Rae F. Sedel	127,475	—
Harold A. Wagner	185,000	30,000
(b)
John T. Dickson	8,939,753	294,675
Ahmed Nawaz	2,698,671	8,853
Sohail A. Khan	2,389,304	60,000
Peter Kelly	1,546,646	73,542
John W. Gamble, Jr.	1,090,937	325
(c)
Directors and executive officers as a group (11 persons)	17,158,493	795,895

(1)	No individual Director or executive officer identified above owned more than 1% of our outstanding Class A common stock or Class B common stock as of November 15, 2004, except that as of such date, Mr. Dickson beneficially owned 1.1% of our Class A common stock. As of that date, the Directors and executive officers as a group beneficially owned 2.0% of our Class A common stock and 0.1% of our Class B common stock.

(2)	Includes beneficial ownership of the following numbers of shares of Agere Systems Class A common stock that (a) may be acquired within 60 days of November 15, 2004 pursuant to stock options awarded under Agere Systems stock plans or (b) are subject to restricted stock unit awards that vest within 60 days of November 15, 2004.

	(a)	(b)
Mr. Clemmer	80,000	—
Mr. Hill	50,000	—
Mr. Netravali	—	—
Mr. Salice	50,000	—
Ms. Sedel	110,000	—
Mr. Wagner	160,000	—
Mr. Dickson	8,775,456	18,690
Mr. Nawaz	2,590,834	9,345
Mr. Khan	2,335,991	9,345
Mr. Kelly	1,458,490	—
Mr. Gamble	1,081,454	—
Directors and executive officers as a group	16,692,225	37,380

(3)	Includes 270,434 shares held jointly and over which Mr. Salice shares voting and investment power with his spouse, and 30,666 shares of Class B common stock held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

OVERVIEW OF ITEMS 2 THROUGH 7

We are asking you to approve amendments to our certificate of incorporation that would allow us to reclassify our two classes of stock into a single class of common stock and to effect a reverse stock split. We believe that these actions will improve the liquidity and trading efficiency of our stock, simplify our capital structure, reduce investor confusion and reduce costs for both our stockholders and the company. Please read the more detailed descriptions of the proposals below, including the possible negative effects of the proposed actions. The proposals are independent of each other—that is, if one proposal is approved, we can make the change that was approved even if one or more of the remaining proposals are not approved. At most, we will effect one reverse stock split. If both the reclassification of the two classes of common stock into a single class of common stock and a reverse stock split are approved, our current intention is to effect them together, although we reserve the right to effect them at different times or to effect one or neither of the proposals. The Board recommends that you vote in favor of these proposals.

We also are asking you to approve an amendment to our certificate of incorporation to remove obsolete provisions referring to Lucent and to make other administrative changes. The Board recommends that you vote in favor of this proposal.

Each of the proposals would be effected by amending our certificate of incorporation. You can find a form of certificate of amendment for each of these proposals attached to this proxy statement as Annexes B, C and D, respectively. If we implement more than one proposal, we will modify the certificates of amendment to the extent necessary to reflect each amendment that has already been made. We also may make any changes to the amendments that are required by the Secretary of State of the State of Delaware in order for the certificate of amendment to be in proper form for filing, and we will insert the effective date and time of the amendment.

ITEM 2 — PROPOSAL TO APPROVE AN AMENDMENT
TO THE CERTIFICATE OF INCORPORATION TO RECLASSIFY OUR
CLASS A COMMON STOCK AND CLASS B COMMON STOCK INTO
A NEW, SINGLE CLASS OF COMMON STOCK

The Board of Directors has authorized, and recommends that you approve, an amendment to our certificate of incorporation to reclassify our Class A common stock and Class B common stock into a new, single class of common stock. Effectively, we would combine our two classes of common stock into one class.

The present two-class common stock structure was created prior to Agere Systems’ initial public offering in March 2001, so that Lucent could complete our initial public offering and still distribute its remaining shares of our common stock to its stockholders in a tax-free spin-off. The Class A common stock and Class B common stock are identical in all respects except that, in voting for the election and removal of directors, the Class A common stock has one vote per share and the Class B common stock has four votes per share.

We retained Morgan Stanley & Co. Incorporated to render an opinion to the Board as to whether the one-for-one exchange ratio to be received by the holders of Class A common stock is fair to the holders of the Class A common stock, from a financial point of view. We also retained J.P. Morgan Securities Inc. to render a similar opinion to the Board with respect to the holders of the Class B common stock. Morgan Stanley’s opinion is attached to this proxy statement as Annex E and JPMorgan’s opinion is attached to this proxy statement as Annex F. We urge you to read the opinions carefully in their entirety.

The Board approved the proposed reclassification at a meeting on December 1, 2004. In determining that the proposed reclassification is advisable and fair to, and in the best interests of, our company and the holders of Class A common stock and Class B common stock, our Board took into account a number of factors, including:

•	Improved liquidity. We believe that combining our two classes of common stock into a new, single class will provide investors with greater liquidity and enhanced quality of trade execution. Our Class A common stock tends to trade at a premium to the Class B common stock, notwithstanding that the Class B common stock has superior voting rights in the election and removal of directors and that the two classes are otherwise equivalent. We believe that the trading premium, to a significant degree, may result from the higher liquidity, or trading volume, of the Class A common stock. At least recently, this higher liquidity has resulted in a narrower spread between bid and ask prices for the Class A common stock than for the Class B common stock. The greater liquidity therefore provides enhanced trading efficiency. The greater liquidity in the Class A common stock may also allow institutional investors to buy and sell larger positions in that class without affecting the stock price. By combining the Class A common stock and the Class B common stock, we hope to facilitate enhanced liquidity for all our stockholders by aggregating the volume of shares of common stock that are traded and thereby removing a possible impediment to efficient trading of our common stock.

•	Investor Confusion. We believe that some investors may not understand the difference between our two classes of common stock. Reclassifying the two classes of common stock into a single class of common stock would eliminate this potential confusion.

•	Corporate Governance Considerations. Companies create two-class capital structures for a number of reasons. In cases like ours, this structure is used to facilitate a tax-free spin-off. In other cases, these structures vest voting control in a small group of holders who have less of an economic interest. We believe that investors would generally prefer to see stockholders’ voting interests match their economic interests. We believe that a two-class capital structure is no longer needed in order for our spin-off to be tax-free. Reclassifying the two classes of common stock into a single class of common stock would eliminate the disparity between voting interests and economic interests and may make our common stock a more attractive investment.

•	Cost savings. We currently pay over $1 million of additional costs related to our proxy mailing each year because of our two-class capital structure. By reclassifying the two classes of common stock into a single class of common stock, we can reduce the amount of processing costs, expenses to consolidate mailings, printing costs, postage costs and vote tabulation costs we incur each year.

•	U.S. Federal Income Tax Risks. Our current two-class structure was implemented to allow for our spin-off from Lucent to be tax-free to Lucent and its stockholders. We have received an opinion from our tax counsel, Cravath, Swaine & Moore LLP, to the effect that reclassifying the two classes of common stock into one class will not affect the tax status of the spin-off. While we also asked the Internal Revenue Service for a ruling to this effect, the Internal Revenue Service declined to issue the ruling based on procedural considerations. The Internal Revenue Service did, however, issue an “information letter” to us which, although advisory and not binding on the Internal Revenue Service, sets forth well established principles of tax law without applying them to a specific set of facts. The principles set forth in the letter suggest that the change we propose would not affect the tax status of the spin-off. Although we do not believe that the Internal Revenue Service would challenge our position, we cannot assure you that it would not do so. In the unlikely event that the Internal Revenue Service were to challenge our position and prevail, under the Tax Sharing Agreement we entered into with Lucent in connection with our spin-off, we would be required to indemnify Lucent for any tax imposed as a result of the reclassification, which could have a material adverse impact on us.

The Board also considered:

•	The opinion of Morgan Stanley that, as of December 1, 2004, and subject to and based on the considerations described in such opinion, the one-for-one exchange ratio was fair, from a financial point of view, to the holders of Class A common stock.

•	A draft of the opinion of JPMorgan that subject to and based on the considerations described in such opinion, the one-for-one exchange ratio was fair, from a financial point of view, to the holders of Class B common stock.

•	The opinion of Cravath, Swaine & Moore LLP, on the U.S. federal income tax consequences of the proposed reclassification as discussed above.

In determining that the proposed reclassification is advisable and fair to, and in the best interests of, our company and the holders of Class A common stock and Class B common stock, our Board considered the factors discussed above and other factors as a whole and did not quantify or otherwise assign relative weights to the different factors. Individual Directors may have given different weights to different factors. Moreover, the foregoing discussion of the reasons for the transaction is not intended to be exhaustive.

Fairness Opinions

Morgan Stanley Opinion — Class A Common Stock

We retained Morgan Stanley to act as a financial advisor in connection with rendering an opinion to our Board as to the fairness, from a financial point of view, of the Class A exchange ratio pursuant to the proposed reclassification to the holders of our Class A common stock. We selected Morgan Stanley based on Morgan Stanley’s qualifications, expertise and reputation. On December 1, 2004, Morgan Stanley delivered its opinion to us that, as of such date, based upon and subject to the various considerations set forth in the opinion, the Class A exchange ratio pursuant to the proposed reclassification was fair, from a financial point of view, to the holders of our Class A common stock.

The full text of the written opinion of Morgan Stanley, dated December 1, 2004, describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The opinion is attached to this proxy statement as Annex E and is incorporated herein by reference. The opinion should be read carefully and in its entirety. Morgan Stanley’s opinion was directed to our Board and addresses only the fairness of the Class A exchange ratio pursuant to the proposed reclassification, from a financial point of view, to the holders of our Class A common stock as of the date of the opinion. The opinion does not constitute an opinion as to the prices at which the Class A common stock or Class B common stock or the new, single class of common stock will actually trade at any time. The opinion also does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed reclassification. The summary of the opinion of Morgan Stanley described in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the company;

•	discussed certain internal financial statements and other financial and operating data concerning the company;

•	discussed the past and current operations and financial condition and the prospects of the company with senior executives of the company;

•	discussed with our management the strategic and other rationales for the proposed reclassification;

•	reviewed the reported prices and trading activity for the Class A common stock and Class B common stock;

•	reviewed the pro forma impact of the proposed reclassification on the capitalization and ownership of the company;

•	reviewed the prices and trading activity of securities of other publicly traded companies with multiple classes of stock and publicly available research materials regarding such multiple class stock classifications;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	reviewed the pro forma market capitalization of the proposed reclassification;

•	reviewed the proposed amendment to the restated certificate of incorporation, Agere Systems’ restated certificate of incorporation and bylaws and certain related documents; and

•	considered such other factors as it deemed appropriate.

In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the forecasts, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the financial performance of the company. In addition, Morgan Stanley assumed that the proposed reclassification will be consummated in accordance with the terms set forth in the proposed amendment to the restated certificate of incorporation. Morgan Stanley noted that it is not a legal or tax expert and relied upon, without independent verification, the assessment of the company’s legal and tax advisors with respect to the legal and tax matters related to the proposed reclassification. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the company, nor was it furnished with any such appraisals and Agere Systems did not perform any appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

The following are brief summaries of the material financial analyses Morgan Stanley performed in connection with the preparation of its opinion. Some of these summaries include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Analysis of Historical Trading Relationship Between Class A Common Stock and Class B Common Stock. Morgan Stanley reviewed the historical closing prices and daily trading volume of the Class A common stock and Class B common stock for different periods between May 14, 2002 (first day of “when issued” trading of Class B shares) and November 29, 2004, and calculated the average trading premiums of the Class A shares to the Class B shares and the average trading volumes of Class A shares and Class B shares. The results of the analysis were as follows:

	Class A Premium %	Class A Daily Trading Volume (’000)	Class B Daily Trading Volume (’000)
Since Inception	3.1%	8,053	4,563
2-year	4.4%	8,223	4,084
1-year	4.7%	9,493	4,486
6-month	4.5%	8,855	5,023
3-month	3.6%	7,596	3,561
1-month	3.2%	8,353	4,074
29-Nov-04	2.2%	8,568	2,465

Morgan Stanley noted that for all of the reviewed time periods, the Class A shares traded at a premium to the Class B shares and that the trading volume of the Class A shares was higher than the trading volume of the Class B shares.

Pro Forma Market Capitalization.  Morgan Stanley reviewed the pro forma market capitalization of the company assuming the completion of the proposed reclassification. Currently, both Class A common stock and Class B common stock are entitled to one vote per share on all matters except the election and removal of directors. For the election and removal of directors, shares of Class A common stock are entitled to one vote per share and shares of Class B common stock are entitled to four votes per share. Based on the exchange ratio calculated by dividing the reported last sale price on November 29, 2004 for the Class A common stock by that of the Class B common stock and without considering the impact of any change in liquidity to the Class A common stock, Morgan Stanley estimated that the impact of the reclassification would result in a decrease of approximately $0.02 per share for the holders of Class A common stock and that approximately $27 million of additional market capitalization would be required for Class A shareholders to break-even. Morgan Stanley also observed that the company expects to save approximately $1.1 million annually from the proposed reclassification.

Analysis of Historical Reclassification Transactions.  Morgan Stanley identified and analyzed 21 reclassification transactions of U.S. companies which occurred among publicly traded companies from 1998 to 2003 and selected 8 of those transactions involving companies with no significant shareholders. In each such reclassification transaction, two classes of stock of a single company with differential voting rights were reclassified or combined into a single class of common stock. For each of the companies identified for the historical reclassification transaction analysis, Morgan Stanley examined the number of new shares received in the reclassification for each share of the higher-voting stock and the number of new shares received in the reclassification for the lower-voting stock. The ratio of new shares received per share of higher-voting stock to the shares received per lower-voting stock is referred to as the exchange ratio. The results were as follows:

Recent Reclassifications	Exchange Ratio	Implied Premium
Alberto-Culver Company	1:1	0.0%
MIPS Technologies, Inc.	1:1	0.0%
Jo-Ann Stores, Inc.	1.15:1	15.0%
Freeport-McMoRan	1:1	0.0%
Conoco Inc.	1:1	0.0%
Amsurg	1:1	0.0%
Raytheon Company	1:1	0.0%
Waddell & Reed Financial, Inc.	1:1	0.0%

Of the transactions with no significant shareholders examined in the historical reclassification transaction analysis, 7 had an exchange ratio of 1:1 and had no premium.

The companies utilized in the historical reclassification transaction analysis have different capital structures, operate in different industries and have different shareholder bases, among other things, and therefore no company utilized in the historical reclassification transaction analysis is identical to Agere Systems. In evaluating the reclassification transactions, Morgan Stanley made judgments and assumptions with regard to, among other things, the capital structure and shareholder base of those companies.

Mathematical analyses (such as determining the average or median) are not in themselves meaningful methods of using reclassification transaction data.

Analysis of Multiple Class Publicly Traded Companies.  Morgan Stanley identified and analyzed a group of companies which, as of the time of the analysis, had two or more classes of publicly traded shares with different voting rights. Based upon a search of companies listed on the New York Stock Exchange, the American Stock Exchange and The Nasdaq National Market, Morgan Stanley selected and reviewed 10 companies with two or more classes of publicly traded shares in which neither of the classes of publicly traded shares had a significant shareholder and both classes of shares had a minimum level of trading volume. In this analysis, Morgan Stanley determined the average trading premium exhibited by each class of stock of each of these companies over the five-year period ending November 29, 2004. The results of such analysis were as follows:

Multiple Class Publicly Traded Companies	Five-Year High-Vote Premium / (Discount) Average
Agere	(2.9%)
Advanta	10.2%
Bandag	13.1%
Gartner	(4.9%)
IDT Corp	3.9%
Lennar Corporation	(5.9%)
McData	(1.7%)
Molex Corporation	22.0%
Neiman Marcus	(6.6%)
Radio One	3.4%

Over the last five years, Morgan Stanley found that shares with preferential voting rights traded at a median premium of 0.9% relative to low-vote shares. The analysis suggested that various factors, including the greater liquidity of the shares of one class of common stock, may offset the impact of the higher voting rights of a class of common stock on the market price of the shares of that class of stock.

The companies utilized in the multiple class publicly traded companies analysis have different capital structures, operate in different industries and have different shareholder bases, among other things, and therefore no company utilized in the multiple class publicly traded companies analysis is identical to Agere Systems. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to, among other things, the capital structure and shareholder base of such companies. Mathematical analyses (such as determining the average or median) are not in themselves meaningful methods of using comparable company group data.

In connection with the review of the proposed reclassification, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Class A common stock or Class B common stock.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the company. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness, from a financial point of view, of the Class A exchange ratio pursuant to the proposed reclassification to holders of Class A common stock. The analyses do not purport to be appraisals or to reflect the prices at which shares of the Class A common stock or Class B common stock or the new, single class of common stock might actually trade. The exchange ratios and other terms of the proposed reclassification were determined by and approved by our Board. However, Morgan Stanley did not recommend any specific exchange ratio to us or that any specific exchange ratio constituted the only appropriate exchange ratio for the proposed reclassification.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, Morgan Stanley is a full-service securities firm engaged in securities trading, brokerage and financing activities. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions for its own account or the accounts of customers, in debt or equity securities or senior loans of Agere Systems.

Pursuant to our engagement letter with Morgan Stanley, we agreed to pay Morgan Stanley a customary fee, which was payable upon the rendering of the opinion, and to reimburse Morgan Stanley for any reasonable expenses incurred in connection with Morgan Stanley’s engagement. We also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Morgan Stanley’s engagement. In the past, Morgan Stanley has provided financial advisory services to us and has received fees for the rendering of these services.

JPMorgan Opinion — Class B Common Stock

We retained J.P. Morgan to act as a financial advisor in connection with rendering an opinion to our Board as to the fairness, from a financial point of view, of the Class B exchange ratio pursuant to the proposed reclassification to the holders of our Class B common stock. At the December 1, 2004 meeting of our Board, our Board reviewed a draft opinion from JPMorgan, which was confirmed in writing on December 7, 2004. Based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the opinion stated that the one-for-one exchange ratio pursuant to the proposed reclassification was fair, from a financial point of view, to the holders of our Class B common stock.

The full text of JPMorgan’s opinion, which sets forth, among other things, the assumptions made, the procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by JPMorgan in rendering its opinion, is attached as Annex F to this proxy statement. The opinion should be read carefully and in its entirety. JPMorgan provided its opinion to our Board for assistance in connection with its consideration of the proposed reclassification, and the opinion addresses only the fairness of the exchange ratio, from a financial point of view, to the holders of our Class B common stock as of the date of the opinion. The opinion was one of several factors taken into consideration by our Board in authorizing the proposed reclassification. The opinion does not constitute an opinion as to the prices at which our Class B common stock will actually trade at any time and the opinion does not address the relative fairness of the consideration to be received by holders of our common stock. Furthermore, the opinion does not address the relative merits of the proposed reclassification compared to other business strategies considered by or available to our Board, nor does it address our Board’s decision to proceed with the proposed reclassification. The opinion is not a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed reclassification or any other matter and should not be relied upon by any stockholder as such. This summary of JPMorgan’s opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex F.

In rendering its opinion, JPMorgan, among other things:

•	reviewed our restated certificate of incorporation, bylaws and rights agreement as they relate to the rights and privileges of our Class A common stock and Class B common stock and to the limitations imposed upon the accumulation of such stock;

•	reviewed a draft of the certificate of amendment to the restated certificate of incorporation proposed to be filed with the Secretary of State of the State of Delaware to effect the proposed reclassification;

•	reviewed the historical trading performance and trading liquidity of both classes of our common stock;

•	reviewed the historical trading performance and trading liquidity for other two-class companies;

•	compared the financial terms of the proposed reclassification and the exchange ratio to be used in the proposed reclassification with the publicly available financial terms of selected recent reclassification transactions that JPMorgan deemed relevant and the exchange ratios used in such transactions;

•	reviewed the historical trading performance, trading liquidity and post-announcement stock price performance for securities in such relevant reclassification transactions;

•	reviewed selected recent change-of-control transactions where the target had two-class securities both trading on an exchange; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purpose of its opinion.

In addition, JPMorgan held discussions with certain members of our management with respect to the original creation of our two-class common stock structure, certain aspects of the proposed reclassification and the strategic and other reasons behind our decision to propose the reclassification. JPMorgan was not requested to, and did not, provide advice concerning the structure, the specific exchange ratio, or any other aspect of the proposed reclassification, and JPMorgan did not provide any services other than the delivery of its opinion.

In rendering its opinion, JPMorgan relied upon and assumed, without assuming any responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by us or otherwise reviewed by or for it. JPMorgan did not conduct any valuation or appraisals of any of our assets or liabilities, nor were any such valuations or appraisals provided to it. JPMorgan also assumed that the proposed reclassification would qualify as a tax-free exchange and recapitalization for U.S. federal income tax purposes. JPMorgan noted that it is not a legal or tax expert and relied upon, without assuming any responsibility for independent verification or liability therefor, the assessment of our legal and tax advisors with respect to the legal and tax matters related to the proposed reclassification.

The JPMorgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect its opinion and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. The JPMorgan opinion is limited to the fairness of the exchange ratio in the proposed reclassification, from a financial point of view, to the holders of our Class B common stock. JPMorgan has not expressed any opinion as to the underlying decision by us to engage in the proposed reclassification. JPMorgan also has not expressed any opinion as to the price at which our Class B common stock will trade at any future time.

The following is a brief summary of the analyses JPMorgan performed in connection with preparing its fairness opinion:

Historical Trading Analysis of our Class A Common Stock and Class B Common Stock.  JPMorgan reviewed the historical trading performance and the trading liquidity of our Class A common stock and Class B common stock. This analysis included the examination of the percentage by which the daily closing price per share of our Class B common stock traded at a premium or a discount to the daily closing price per share of our Class A common stock. The trading premium or discount was calculated for all trading days between June 3, 2002, when our Class B common stock first began trading, to December 3, 2004. For the period from June 3, 2002 to December 3, 2004, our Class B common stock had an average trading discount of 3% relative to our Class A common stock. For the two-year and one-year periods, and the last 20 trading days, each ending December 3, 2004, our Class B common stock had average trading discounts of 4.2%, 4.5%, and 2.9% respectively, relative to our Class A common stock.

JPMorgan also analyzed the ratio of the average daily trading volume of our Class B common stock relative to the average daily trading volume of our Class A common stock, which is referred to as the relative trading liquidity. For the period from June 3, 2002 to December 3, 2004, the relative trading liquidity was 0.56 times. For the two-year and one-year periods, and the last 20 trading days each ending December 3, 2004, the relative trading liquidity was 0.49 times, 0.47 times, and 0.41 times respectively.

Analysis of Historical Reclassification Transactions.  JPMorgan identified and analyzed 10 selected reclassification transactions involving companies whose high-vote shares had lower trading liquidity than their low-vote shares.

In each selected reclassification transaction, two classes of a single company with differential voting rights were reclassified or combined into a single class of common stock. JPMorgan noted that the ratio of new shares received by both classes of common stock in 9 out of the 10 selected transactions was one-for-one. For these selected reclassification transactions (excluding the two transactions in which a significant or controlling stockholder had an agreement, or had otherwise disclosed an intention, to sell its holdings in connection with the transaction), the average trading premium for the low-vote shares relative to the high-vote shares over the last 20 trading days, and one-year, two-year and three-year periods, each ending the day prior to the public announcement of the reclassification transactions, was 3.6%, 4.9%, 5.5% and 4.2%, respectively.

JPMorgan also analyzed the post-announcement stock price performance of the high and low-vote shares of the companies that engaged in these selected reclassification transactions. On average, the market trading prices of the high-vote shares increased 0.9% and the market trading prices of the low-vote shares decreased 0.4% on the trading day immediately upon the announcement of the reclassification transactions. JPMorgan noted that the post-announcement trading performance in previous reclassification transactions has no bearing on how our Class A common stock and Class B common stock may trade upon the announcement of our proposed reclassification.

Analysis of Publicly Traded Companies with Two-Class Capital Structures.   JPMorgan identified and analyzed a group of 22 companies that, as of the time of the analysis, had two classes of publicly traded common stock with different voting rights and had market capitalizations of between $500 million and $5 billion, where the low-vote shares had greater trading liquidity than the high-vote shares.

The analysis indicated that the low-vote shares traded at average trading premiums relative to the high-vote shares of 1.2%, 0.9% and 0.2% for the one-year, two-year and five-year periods, each ending December 3, 2004, respectively.

Analysis of Precedent Change-of-Control Transactions involving Targets with Two-Class Capital Structures.  Concurrent with delivering its opinion on December 7, 2004, JPMorgan advised us that it had performed an additional analysis whereby JPMorgan identified and analyzed a group of 8 selected change-of-control transactions since 1999, where the target had two classes of stock trading on an exchange. In all cases, the same consideration was offered to all classes of stock.

JPMorgan performed a variety of financial and comparative analyses for purposes of rendering its opinion. The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, JPMorgan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, JPMorgan believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

Our Board selected JPMorgan as its financial advisor because of its reputation as an internationally recognized investment banking and advisory firm with experience in transactions similar to the proposed reclassification and because JPMorgan is familiar with our company and our business.

As part of its investment banking and financial advisory business, JPMorgan is continually engaged in structuring and executing a wide range of domestic and international transactions, including acquisitions, divestitures, mergers, joint ventures, corporate restructurings, leveraged buyouts, defenses against unsolicited takeover attempts, recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

JPMorgan provides a full range of financial advisory and securities services and in the past, JPMorgan and its affiliates have provided financial advisory and financing services for us and our affiliates and received fees for the rendering of such services and also may provide such services to us and our affiliates in the future for which they would expect to receive fees. In addition, in the course of their business, JPMorgan and its affiliates may actively trade the debt and equity securities of our company for their own accounts or for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

Pursuant to our engagement letter with JPMorgan, we agreed to pay JPMorgan a customary fee upon the delivery of its opinion. We also agreed to reimburse JPMorgan for its reasonable out-of-pocket expenses incurred in connection with the engagement, including reasonable attorneys’ fees, and to indemnify JPMorgan and its related parties from and against certain liabilities, including liabilities under the federal securities laws.

The opinions of Morgan Stanley and JPMorgan are two of the many factors taken into consideration by the Board in making its determination to approve the proposed reclassification. The analyses summarized above should not be viewed as determinative of the opinion of the Board with respect to the value of either the Class A common stock or Class B common stock or of whether the Board would have been willing to agree to different exchange ratios.

Principal Effects of the Proposed Reclassification

If the proposed reclassification is approved and becomes effective, each share of our outstanding Class A common stock and Class B common stock will automatically be reclassified into one share of a new, single class of common stock. If the proposed amendment to our certificate of incorporation becomes effective, it will have the following effects, among others, on the holders of Class A common stock and Class B common stock and on our company.

Voting Power of Holders of Our Class A Common Stock and Class B Common Stock

Election and Removal of Directors. The holders of Class A common stock currently have one vote per share for the election and removal of directors. The holders of Class B common stock currently have four votes per share for the election and removal of directors. After the proposed reclassification, the holders of Class A common stock and the holders of Class B common stock will be holders of a new, single class of common stock with one vote per share for the election and removal of directors.

All Other Matters. The Class A common stock and the Class B common stock currently each have one vote per share on all other matters on which stockholders are entitled to vote. The proposed reclassification will not change these voting rights.

Economic Interests of Holders of Class A Common Stock and Class B Common Stock

The proposed reclassification will have no impact on the economic interest of holders of Class A common stock and Class B common stock.

Capitalization

The proposed reclassification will have no impact on the total issued and outstanding shares of common stock or on the total number of shares of common stock we are authorized to issue.

Accounting Matters

If the proposed reclassification becomes effective, we will revise the Stockholders’ Equity portion of our balance sheet to show the par value attributable to the new, single class of common stock rather than the two current classes separately.

Market Price of New Common Stock

If the proposed reclassification becomes effective, the market price of shares of our new common stock will depend on many factors, including our future performance, general market conditions and conditions in the markets in which we operate. Accordingly, we cannot predict the price at which our new common stock will trade after the proposed reclassification occurs.

New York Stock Exchange Listing of New Common Stock, CUSIP Numbers

If authorization is received from the New York Stock Exchange, then, after the proposed reclassification becomes effective, we expect our new common stock to be listed on the New York Stock Exchange under the ticker symbol “AGR”. We also expect that our Class A common stock, “AGR.A”, and Class B common stock, “AGR.B”, will be delisted if the proposed amendment is adopted. Our new common stock will retain and use the CUSIP security identification number presently assigned to our Class A common stock, unless we also effect a reverse stock split, in which case the new common stock will have a new CUSIP number.

Company Operations

The proposed reclassification will have no effect upon the day-to-day operation of our business.

Resale of New Common Stock

If the proposed reclassification becomes effective, shares of our new common stock may be sold in the same manner as Class A common stock and Class B common stock may presently be sold. Our affiliates will continue to be subject to the restrictions specified in Rule 144 under the Securities Act of 1933.

Rights Agreement

Under our current rights agreement, holders of Class A common stock and Class B common stock have the right, among others, to acquire additional shares of Series A Junior Participating Preferred Stock upon the acquisition by a person of more than a specified percentage of our outstanding shares. The rights agreement will be amended to make the rights applicable to the new common stock and to change references to Class A common stock and Class B common stock to “common stock.”

Stock-Based Plans for Employees and Directors

Outstanding options to purchase Class A common stock and other awards with respect to Class A common stock issued under stock-based plans for employees and directors will become options and awards for the same number of shares of new common stock upon the same terms as in effect before the proposed reclassification becomes effective, with no change in the exercise price of stock options.

Convertible Subordinated Notes

If the proposed reclassification is approved and becomes effective, our 6.5% Convertible Subordinated Notes due 2009 will become convertible into the new common stock at the same rate as was in effect just prior to the proposed reclassification.

United States Federal Income Tax Consequences of the Proposed Reclassification

The following is a summary of the material U.S. federal income tax consequences of the proposed reclassification to our stockholders and to Agere Systems if no reverse stock split is effected. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences, or any consequences based on facts particular to a given holder. This summary assumes that shares of our Class A common stock or Class B common stock are held as a capital asset, as defined in Section 1221 of the Internal Revenue Code, immediately prior to the proposed reclassification. See “United States Federal Income Tax Consequences” in the discussion of Items 3, 4, 5 and 6 below for a summary of the material U.S. federal income tax consequences of the proposed reclassification if we effect a reverse stock split.

The following discussion does not consider any effect of the proposed reclassification on the tax-free status of our spin-off from Lucent, which is discussed above under “U.S. Federal Income Tax Risks.”

We believe that the material U.S. federal income tax consequences of the proposed reclassification are as follows:

•	No gain or loss will be recognized for U.S. federal income tax purposes by any of the holders of our Class A common stock or any of the holders of our Class B common stock upon the reclassification of shares of our Class A common stock and Class B common stock into shares of new common stock under the proposed amendment.

•	A stockholder’s basis for the new common stock immediately after the reclassification becomes effective will be the same as the stockholder’s aggregate basis for the Class A common stock and Class B common stock held by that stockholder immediately before the reclassification becomes effective.

•	The holding period for the new common stock will include such stockholder’s holding period for the Class A common stock and/or Class B common stock that is treated for U.S. Federal income tax purposes as being exchanged therefor.

•	No gain or loss will be recognized for U.S. federal income tax purposes by Agere Systems upon the reclassification of shares of our Class A common stock and Class B common stock into shares of new common stock.

We cannot assure you that the Internal Revenue Service or the courts will not take contrary positions. You should consult your tax advisor for a full understanding of the tax consequences of the proposed reclassification.

Required Vote

The proposed amendment to our certificate of incorporation which would reclassify our two classes of common stock into a new, single class of common stock requires the approval of:

•	The holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class;

•	The holders of a majority of the outstanding shares of Class A common stock, voting as a separate class; and

•	The holders of a majority of the outstanding shares of Class B common stock, voting as a separate class.

If we are unable to obtain any of the required approvals, the reclassification of the Class A common stock and Class B common stock into a new, single class of common stock will not occur.

Reservation of Right to Abandon Proposed Reclassification

The Board reserves the right to abandon the proposed reclassification without further action by our stockholders at any time before the time the amendment to our certificate of incorporation to be filed with the Secretary of State of the State of Delaware becomes effective, regardless of whether the proposed reclassification has been approved by our stockholders. Although the Board does not currently anticipate exercising its right to abandon the proposed reclassification and is not currently aware of specific events that would cause it to abandon the proposed reclassification, should the Board subsequently determine that the reclassification of the Class A common stock and the Class B common stock into a single class of common stock is no longer in the best interests of the company or its stockholders, the Board will not proceed with the proposed reclassification. By voting in favor of the proposed reclassification, you are also expressly authorizing the Board to determine not to proceed with, and abandon, the proposed reclassification if it should so decide.

The completion of the proposed reclassification is expressly contingent upon the acceptance of the common stock for trading by the New York Stock Exchange and the continuing effectiveness of the opinion of counsel we have received from Cravath, Swaine & Moore LLP that the proposed reclassification will not adversely affect the tax-free status of Agere Systems’ spin-off from Lucent.

No Appraisal Rights

Stockholders do not have appraisal rights under Delaware General Corporation Law or under our certificate of incorporation in connection with this proposed reclassification.

Procedure for Effecting Reclassification and Impact of Holders of Stock Certificates

If stockholders approve the proposed reclassification and the Board decides to implement the proposed reclassification, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our certificate of incorporation. The proposed reclassification will become effective at the time of filing of, or at such later time and date as is specified in, the certificate of amendment, which we refer to as the “effective time.” Beginning at the effective time, stockholders’ existing certificates representing shares of Class A common stock and Class B common stock will automatically represent an equal number of shares of new common stock. It will not be necessary for record holders of Class A common stock or Class B common stock holding certificated shares to exchange their existing certificates for new certificates. However, if stockholders wish, they may at any time after the effective date of adoption of the proposed amendment exchange their existing certificates for certificates representing shares of our new common stock by contacting our transfer agent.

If we effect this proposed reclassification together with any of the proposals for a reverse stock split, we will issue new stock certificates to those currently holding stock certificates. We will provide you with instructions about how to exchange your certificates shortly after the transactions occur.

The Board of Directors recommends a vote FOR this proposal.

ITEMS 3, 4, 5 and 6 — PROPOSALS TO APPROVE AN AMENDMENT
TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE
STOCK SPLIT AT THE DISCRETION OF OUR BOARD OF DIRECTORS

We are asking stockholders to approve four alternative proposals that each would allow us to amend the certificate of incorporation to effect a reverse stock split. A reverse stock split would reduce the number of outstanding shares of any class of our common stock, and the holdings of each stockholder, according to the same formula. The proposals are identical except for the ratios for the reverse stock split: 1-for-10, 1-for-20, 1-for-30 and 1-for-40. If any of the proposals is approved, the Board may effect a reverse stock split at the ratio included in one of the approved proposals, in which case the Board would abandon any other approved proposal. The Board will also have the discretion not to effect any reverse stock split.

We are asking stockholders to approve these proposals for the following reasons:

•	To raise our stock prices to levels that may result in investors finding our stock a more attractive investment;

•	To reduce transaction costs for our investors; and

•	To reduce our costs.

The Board of Directors has unanimously adopted a resolution seeking stockholder approval of, and recommends that you vote FOR, the four proposals.

If any of the proposals is approved, the Board will have the discretion to effect one reverse stock split at any time prior to our annual meeting in 2006, using one of the approved ratios, or to choose not to effect a reverse stock split at all, based on its determination of which action is in the best interests of Agere Systems and its stockholders. No further action on the part of our stockholders will be required to complete the reverse stock split.

Agere Systems currently has 5 billion authorized shares of Class A common stock and 5 billion authorized shares of Class B common stock. As of December 20, 2004, the record date for the annual meeting,         shares of Class A common stock and        shares of Class B common stock were outstanding. The reverse stock split, if implemented, would reduce the number of authorized shares and the number of issued and outstanding shares of any class of common stock, but would not change the par value or the voting rights of the Class A common stock or Class B common stock or new common stock, as the case may be, and, except for the impact of fractional shares, each stockholder’s proportionate ownership interest in the company would be the same immediately before and after the reverse stock split.

Purposes of the Reverse Stock Split

We believe that increasing our stock price through a reverse stock split will have a number of benefits.

•	Increase stock price to a more attractive level for investors. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we may be able to raise our stock price to a level where our stock would be viewed more favorably by potential investors.

•	Reduced Costs for Investors. We believe that when they buy or sell Agere Systems stock, many investors pay commissions that are based on the number of shares bought or sold. Because of our relatively low stock price, an investor desiring to invest a fixed amount of money in Agere Systems stock will buy more shares, and thus may pay more in commissions, than if our stock price were higher. If we were to effect a reverse stock split using any one of the proposed reverse split ratios, we believe our stockholders may pay significantly lower total commissions when they pay commissions based on the number of shares bought or sold. Lower commissions may also make our stock an attractive investment to additional investors.

•	Reduced Costs for Agere Systems. As of December 1, 2004, we had approximately 1.8 million record and beneficial holders of our Class A common stock and approximately 3.0 million record and beneficial holders of our Class B common stock. For each of these holders, we pay annual account servicing costs and the cost of printing and mailing annual reports and proxy statements. Many of these stockholders received their shares as a result of our spin-off from Lucent and have a small number of shares. Often, these stockholders find it uneconomical to sell their shares because brokerage costs are significant, in some cases exceeding the value of the shares sold. If we were to effect a reverse stock split, we would reduce the number of stockholders because holders who would own less than one share of stock after the reverse stock split will receive cash in lieu of a fractional share. This would reduce our stockholder servicing costs and should provide some of our stockholders with a more economical way to dispose of their interest in Agere Systems.

Risks Associated with the Reverse Stock Split

We cannot assure you that the market price per share of Class A common stock or Class B common stock or new common stock, as the case may be, immediately after the reverse stock split will rise in proportion to the reduction in the number of shares of that class outstanding before the reverse stock split or that it will not fall thereafter. For example, based on the closing price of our Class A common stock on December 20, 2004 of $        per share, if the Board were to implement a reverse stock split and utilize a ratio of 1-for-  , we cannot assure you that the post-split market price of our Class A common stock would be $        ($        x   ) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split.

We also cannot assure you that the reverse stock split will result in a per share stock price that will attract additional investors or increase analyst coverage.

Stockholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to such fractional shares.

Principal Effects of the Reverse Stock Split

If approved and implemented, the principal effects of the reverse stock split would include the following:

•	depending on the ratio for the reverse stock split implemented by the Board, each 10, 20, 30 or 40 shares of Class A common stock or Class B common stock or new common stock, as the case may be, you own will be combined into one new share;

•	the number of shares of each class of Agere Systems’ common stock issued and outstanding will be reduced proportionately based on the ratio selected by the Board;

•	the total number of shares of Class A common stock and Class B common stock or new common stock, as the case may be, that we are authorized to issue will each be reduced proportionately based on the ratio selected by the Board;

•	appropriate adjustments will be made to stock options and restricted stock units granted under company plans to maintain the economic value of the awards;

•	the number of shares reserved for issuance under Agere Systems’ existing stock-based compensation plans will be reduced proportionately based on the ratio selected by the Board (and any other appropriate adjustments or modifications will be made under the plans);

•	the conversion price of our 6.5% Convertible Subordinated Notes due 2009 and the number of shares reserved for issuance upon conversion will be adjusted based on the ratio selected by the Board; and

•	the number of one one-thousandths of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each of the preferred share purchase rights granted to stockholders pursuant to our rights agreement will be multiplied by 10, 20, 30, or 40 (depending on the ratio selected by the Board) and one right will continue to be associated with each share of common stock.

The shares of common stock resulting from the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the public registration of our common stock under the Securities Exchange Act of 1934.

Fractional Shares

No fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of a class of common stock (each class will be considered individually and separate from the other) not evenly divisible by the number selected by the Board for the reverse stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof. We will arrange for a third party to aggregate the fractional shares of registered stockholders, sell them in the open market and deliver the proceeds to those stockholders. We will pay any brokerage commissions in connection with the sale.

Accounting Matters

The par value of each share of our Class A common stock and Class B common stock, or new common stock, as the case may be, will remain at $.01 after the reverse stock split. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we will restate net income or loss and other per share amounts for periods ending before the reverse stock split to give retroactive effect to the reverse stock split.

United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to our stockholders and to Agere Systems of the proposed reverse stock split and, if the proposed reclassification of shares of our Class A common stock and Class B common stock into shares of new common stock is also effected, the proposed reclassification. We believe that the proposed reverse stock split and the proposed reclassification would be treated as a single, integrated transaction for U.S. federal income tax purposes if both transactions are effected one after the other.

This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences, or any consequences based on facts particular to a given holder. This summary assumes that the shares of our Class A common stock and Class B common stock are held as capital assets, as defined in the Internal Revenue Code, immediately prior to the proposed reverse stock split and, if applicable, the proposed reclassification. This discussion does not consider any effect of the proposed reverse stock split and, if applicable, the proposed reclassification on the tax-free status of our spin-off from Lucent.

Subject to the discussion below concerning the treatment of the receipt of cash payments instead of fractional shares, we believe that the material U.S. federal income tax consequences of the proposed reverse stock split and, if applicable, the proposed reclassification are as follows:

•	No gain or loss will be recognized for U.S. federal income tax purposes by any of the holders of our Class A common stock or any of the holders of our Class B common stock, as the case may be, as a result of the proposed reverse stock split and, if applicable, the proposed reclassification.

•	A stockholder’s basis for the Class A common stock and Class B common stock, as the case may be, immediately after the proposed reverse stock split and, if applicable, the proposed reclassification, will be the same as the stockholder’s aggregate basis for the Class A common stock and Class B common stock held by that stockholder immediately before the transaction(s).

•	The holding period for the Class A common stock, Class B common stock, or new common stock, as the case may be, will include such stockholder’s holding period for the Class A common stock and/or Class B common stock (held immediately prior to the proposed reverse stock split and, if applicable, the proposed reclassification) that is treated for U.S. federal income tax purposes as being exchanged therefor.

•	No gain or loss will be recognized for U.S. federal income tax purposes by Agere Systems as a result of the proposed reverse stock split and, if applicable, the proposed reclassification.

In general, if you receive cash instead of a fractional share of our Class A common stock, Class B common stock or new common stock, as the case may be, you will recognize capital gain or loss based on the difference between the amount of cash received and your adjusted basis in our Class A common stock and/or Class B common stock (held immediately prior to the proposed reverse stock split and, if applicable, the proposed reclassification) that is attributable to the fractional share. The capital gain or loss will constitute long-term capital gain or loss if your holding period for our Class A common stock and/or Class B common stock (held immediately prior to the proposed reverse stock split and, if applicable, the proposed reclassification) is greater than one year. The deductibility of capital losses is subject to limitations.

We cannot assure you that the Internal Revenue Service or the courts will not take contrary positions. You should consult your tax advisor for a full understanding of the tax consequences of the proposed reverse stock split and, if applicable, the proposed reclassification.

No Appraisal Rights

Stockholders do not have any appraisal rights under Delaware General Corporation Law or under our certificate of incorporation in connection with the reverse stock split.

Required Vote

The proposed amendments to our certificate of incorporation which would effect a reverse stock split each require the approval of:

•	The holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class;

•	The holders of a majority of the outstanding shares of Class A common stock, voting as a separate class; and

•	The holders of a majority of the outstanding shares of Class B common stock, voting as a separate class.

Reservation of Right to Abandon Reverse Stock Split

The Board reserves the right to abandon the reverse stock split without further action by our stockholders at any time before the time the amendment to our certificate of incorporation to be filed with the Secretary of State of the State of Delaware becomes effective, regardless of whether the reverse stock split has been authorized by our stockholders. Although the Board does not currently anticipate exercising its right to abandon the reverse stock split and is not currently aware of specific events that would cause it to abandon the reverse stock split, should the Board subsequently determine that the reverse stock split is no longer in the best interests of the company or its stockholders, the Board will not proceed with the reverse stock split. By voting in favor of the reverse stock split, you are also expressly authorizing the Board to determine not to proceed with, and abandon, the reverse stock split if it should so decide.

The completion of the reverse stock split is expressly contingent upon the continuing effectiveness of an opinion of counsel we have received from Cravath, Swaine & Moore LLP that the reverse stock split will not adversely affect the tax-free status of Agere Systems’ spin-off from Lucent.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If stockholders approve one or more of the reverse stock split proposals and the Board decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our certificate of incorporation. The reverse stock split will become effective at the time of filing of, or at such later time and date as is specified in, the certificate of amendment, which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of Class A common stock or Class B common stock or new common stock, as the case may be, will be deemed for all corporate purposes to evidence ownership of the number of whole shares of that class into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Following any reverse stock split, stockholders holding physical certificates will need to exchange those certificates for new certificates and a cash payment in lieu of any fractional shares, and we expect that each of our classes of common stock, or our new common stock, as the case may be, will receive a new CUSIP number. No action will be required on the part of registered stockholders who hold their shares in direct registration form or by stockholders who hold their shares through a brokerage firm or otherwise in “street name.”

We will advise registered stockholders who hold certificates of the procedures to be followed to exchange those certificates in a letter of transmittal to be sent to those stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with a properly completed and executed letter of transmittal, to our transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Expiration of Prior Authorization

At the 2003 Annual Meeting of Stockholders, we sought and received stockholder approval for a reverse stock split. However, we did not believe it necessary or advisable to effect a reverse stock split in 2003. Our previous approval expired on February 19, 2004, the date of our last annual meeting. We now believe that a reverse stock split may again be desirable. We request authorization to effect the reverse stock split at any time prior to our annual meeting in 2006.

The Board of Directors recommends a vote FOR each of the proposals.

ITEM 7 — PROPOSAL TO APPROVE AN AMENDMENT
TO THE CERTIFICATE OF INCORPORATION TO MAKE
ADMINISTRATIVE CHANGES

We are asking you to approve several administrative changes to our certificate of incorporation. These changes include:

•	Eliminating outdated and possibly confusing references to our former parent, Lucent. Our certificate of incorporation contains a number of provisions providing Lucent with rights and governing our common stock before our spin-off. Now that the spin-off has been completed and these provisions are no longer effective, we propose to remove them. These provisions include:

•	Lucent’s right to convert its Class B common stock into Class A common stock before the spin-off (Article IV, Section 4.03(f)(1));

•	A provision that if Lucent were to transfer its Class B common stock prior to the spin-off, that stock would automatically be converted into Class A common stock (Article IV, Section 4.03(f)(2));

•	Restrictions on Lucent’s ability to sell or convert its Class B common stock before the spin-off (Article IV, Section 4.03(f)(3)–(5));

•	Lucent’s right to take action by written consent and call special meetings of stockholders (Article V, Section 5.01); and

•	Lucent’s ability to remove Directors with or without cause prior to the spin-off (Article VII, Section 7.04).

•	Renumbering Section 4.02 of Article IV of the certificate of incorporation to make it consistent and more readable.

We believe that making these changes will clarify our certificate of incorporation and make it easier for investors to understand the document. We do not intend this proposal to make any substantive change to the certificate of incorporation. Adoption of the proposed amendment will have no effect upon the future operations or capital structure of the company.

No Appraisal Rights

Stockholders do not have any appraisal rights under Delaware General Corporation Law or under our certificate of incorporation in connection with this proposal.

Required Vote

A majority of the votes entitled to be cast by the holders of outstanding shares of common stock, voting together as a single class is required to approve the proposed amendment. In addition, the affirmative vote of the holders of at least 80% of our outstanding common stock, voting together as a single class, is required to amend Article V, Section 5.01 and Article VII, Section 7.04 of the certificate of incorporation. If we obtain a majority vote but not an 80% vote, we will not amend Article V, Section 5.01 and Article VII, Section 7.04.

Procedure for Effecting Amendment

If stockholders approve the proposed amendment to the certificate of incorporation, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our certificate of incorporation. The proposed amendment to the certificate of incorporation will become effective at the time of filing of, or at such later time and date as is specified in, the certificate of amendment.

The Board of Directors recommends a vote FOR this proposal.

PERFORMANCE GRAPHS

The following graphs compare the cumulative total stockholder return on our common stock to that of the S&P 500 Index, the S&P 500 Semiconductors Index and the Philadelphia Semiconductors Index. The graphs assume that a $100 investment was made in our common stock and each of the indices at the earliest date shown, and that dividends, if any, were reinvested in all cases except for the Philadelphia Semiconductor Index. In previous years, we have used the Philadelphia Semiconductor Index in our performance graphs. We are switching the comparison from the Philadelphia Semiconductor Index to the S&P 500 Semiconductors Index because of the difficulty of assuming the reinvestment of dividends in the Philadelphia Semiconductor Index. The stock price performance shown on the graphs is not necessarily indicative of future price performance.

The following graph compares the cumulative total stockholder return on our Class A common stock to that of the S&P 500 Index, the S&P 500 Semiconductors Index and the Philadelphia Semiconductor Index from March 28, 2001, the date on which our Class A common stock began trading on the New York Stock Exchange, through September 30, 2004.

	28-Mar-01	30-Sep-01	30-Sep-02	30-Sep-03	30-Sep-04
Agere Systems Class A Common Stock	$100.00	$68.77	$18.27	$51.00	$17.44
S&P 500 Index	$100.00	$90.32	$71.81	$89.33	$101.73
S&P 500 Semiconductors Index	$100.00	$73.55	$46.79	$87.05	$72.23
Philadelphia Semiconductor Index	$100.00	$68.56	$43.71	$77.02	$70.49

The following graph compares the cumulative total stockholder return on our Class B common stock to that of the S&P 500 Index, S&P 500 Semiconductors Index and the Philadelphia Semiconductor Index from June 3, 2002, the date on which our Class B common stock began trading on the New York Stock Exchange, through September 30, 2004.

	3-June-02	30-Sep-02	30-Sep-03	30-Sep-04
Agere Systems Class B Common Stock	$100.00	$31.63	$92.33	$32.59
S&P 500 Index	$100.00	$78.79	$98.01	$111.60
S&P 500 Semiconductors Index	$100.00	$49.98	$92.96	$77.14
Philadelphia Semiconductor Index	$100.00	$52.78	$93.00	$85.12

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

One of the functions of Agere Systems’ Compensation Committee is to oversee the company’s compensation plans and practices. We work with management to establish Agere Systems’ compensation philosophy and the outlines of Agere Systems’ compensation programs.

We also review and establish the individual compensation levels for members of senior management. In doing so, we consider the advice of independent, outside consultants in determining whether the amounts and types of compensation the company pays its leaders are appropriate.

Executive Compensation Philosophy

Our compensation program was designed to attract, motivate and retain the highly talented individuals Agere Systems needs to drive business success. The program reflects the following principles:

•	Compensation should be related to performance

Our compensation program reinforces the company’s business and financial objectives. Employee compensation will vary based on company and individual performance. When the company performs well based on financial and non-financial measures, employees will receive greater incentive compensation. When the business does not meet objectives or is facing financial challenges, incentive awards will be reduced. An employee’s individual compensation will also vary based on the person’s performance, contribution and overall value to the business. And, employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.

•	Agere Systems employees should think like Agere Systems stockholders

We believe that Agere Systems employees should act in the interests of Agere Systems stockholders and the best way to encourage them to do that is through an equity stake in the company. We do this in a number of ways. Stock option grants have been made to most employees. In addition, we have an employee stock purchase plan that enables employees to purchase Agere Systems stock at a discount through payroll deductions and 401(k) plans under which U.S. employees can invest in Agere Systems common stock. Our goal is to have market competitive stock programs that encourage each employee to act like an owner of the business.

•	Incentive compensation should be a greater part of total compensation for more senior positions

The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

•	Other goals

Our compensation program is designed to balance short and long term financial objectives, build stockholder value and reward individual and company performance.

When we determine compensation levels for executive officers, we review compensation survey data from independent sources to ensure that our total compensation program is competitive. We look at compensation data from companies in our industry as well as from companies in a broad cross-section of industries. We target overall compensation levels between the 50th and the 75th percentile of our industry comparison group.

It is our policy to have the compensation paid to the company’s five most highly compensated executive officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code unless there is a valid compensation reason that would justify paying non-deductible amounts. That statute provides that compensation paid to those individuals in excess of $1 million per year is not deductible for federal income tax purposes unless it is performance based and a number of other requirements are met. We have structured our incentive plans so that bonuses and stock options can be fully deductible. Base salaries would count towards the $1 million limit, as would perquisites. Additional compensation that would be non-deductible would typically take the form of sign-on or guaranteed bonuses and restricted stock units agreed to when we hire an officer in order to provide the individual with an incentive to join the company and relocation benefits, to the extent that the aggregate amount of all non-deductible compensation exceeds the $1 million limit. We believe that all of the compensation paid in fiscal 2004 to the individuals in the Summary Compensation Table will be deductible for federal income tax purposes.

Components of Our Compensation Program

The components of our executive compensation program are:

•	Base Salary

•	Short Term Bonus

•	Medium Term Incentives

•	Long Term Incentives

1.	Base Salary

We target base salaries for senior management at levels that are comparable to similar positions at comparable companies. We review surveys periodically to ensure that our salaries are competitive. We believe that compensation above competitive levels should come primarily from the variable portion of the compensation package.

2.	Short Term Bonus

We designed the bonus component of incentive compensation to align employees’ pay with the short term performance of the company. In fiscal 2004, bonuses for all employees,

including senior management, were tied to achievement of annual revenue, operating income and cash flow targets. We have, at times, also set specific performance goals to address a compelling business issue. For example, in fiscal 2003, after a severe industry decline and during a period of intense restructuring when the company was incurring significant financial losses, we set a target of returning the company to profitability. The sooner the goal was met, the greater the bonus our executive officers would receive. We ultimately met that goal in the fourth quarter of fiscal 2003.

3.	Medium Term Incentives

In fiscal 2004, we wanted to encourage senior management to improve the company’s revenues when compared to those of our peers, while at the same time, not sacrificing profitability. We adopted our 2004-2005 Medium-Term Incentive Plan, which provides for cash payments to participating executives to the extent that the company improves its revenue compared to the revenue of a group of competitors over a two-year performance period, so long as the profitability target in our financial plan is also met. We set aggressive targets under the plan so that we would have to see significant improvement in our relative competitive position before payments would be made. At the end of fiscal 2004, which is halfway through the program, our performance would not entitle senior management to payments under the plan. We adopted a similar plan for the fiscal 2003-fiscal 2004 performance period. Our performance over that period did not qualify for any payments under the plan.

4.	Long Term Incentives

We believe that making employees think like owners is a key objective for our compensation program and that retention of our senior management team is essential to Agere Systems’ success. We have an annual stock option grant program that addresses these goals. Target grants were based on a review of the grant practices of our industry comparison group. Actual grants were then adjusted based on individual performance, impact to the business and retention, and to take into account participation in the Medium-Term Incentive Plan.

We have actively been trying to reduce the number of options granted each year as a percentage of our outstanding shares. We have found in recent years that if we were to give our executives stock option grants with values that were competitive with those of other companies in our industry, we would end up granting more stock options in total than we want to grant. In order to make up this “shortfall” in long term incentive value, we have offered senior management our Medium-Term Incentive Plan and pay higher levels of cash compensation than we might otherwise.

Compensation of the Chief Executive Officer

We believe that Mr. Dickson has continued to provide strong leadership for the company through our ongoing restructuring to address difficult market conditions, and has implemented difficult decisions to adapt the company to changing demand from our customers.

In fiscal 2004, Mr. Dickson’s salary remained at $800,000 per year. Based on his performance, the company’s performance and salaries paid by other semiconductor companies and companies in a cross-section of industries, we felt that this salary continued to be appropriate.

In fiscal 2004, we granted Mr. Dickson a stock option for 2.5 million shares. We believed that this grant, when combined with his opportunity under the 2004-2005 Medium-Term Incentive Plan, provided Mr. Dickson with the ability to achieve long term compensation that was competitive with long term compensation packages offered by members of our compensation comparison group if the company’s absolute performance as well as its relative performance compared to its peers improved considerably.

As described above, bonuses for fiscal 2004 for all employees, including Mr. Dickson, depended on the extent to which the company met revenue, operating income and cash flow targets that we set at the beginning of the year. The company’s actual performance against these targets would have resulted in bonus funding equal to 32% of employees’ target bonuses. Mr. Dickson’s $320,000 bonus was equal to 32% of his target bonus. For the remaining employee population, including other members of senior management, we provided bonus funding equal to 50% of the total target bonuses. We provided this higher level of funding to employees generally in order to enhance our ability to retain our employees and to recognize their efforts and results and the quality of their execution during the year.

Rae F. Sedel (Chair)
Richard S. Hill
Harold A. Wagner

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards(2)
Name and Principal Position (1)	Fiscal Year	Salary ($)(3)	Bonus ($)	Other Annual Compensation ($)(4)	Securities Underlying Options (#)	All Other Compensation ($)(5)
John T. Dickson	2004	800,000	320,000	33,702	2,500,000	23,331
President and Chief	2003	640,000	600,000	43,975	2,000,000	580,666
Executive Officer	2002	680,000	—	104,263	—	95,500

Ahmed Nawaz	2004	440,000	165,000	42,171	600,000	11,790
Executive Vice President,	2003	396,000	330,000	9,218	600,000	55,333
Worldwide Sales	2002	407,000	—	20,177	—	2,816

Sohail A. Khan	2004	440,000	165,000	23,452	600,000	8,910
Executive Vice President,	2003	396,000	330,000	4,583	600,000	43,527
Strategy and Development	2002	407,000	—	10,320	—	5,500

Peter Kelly	2004	400,000	150,000	29,280	1,000,000	8,910
Executive Vice President,	2003	352,500	300,000	9,310	750,000	14,266
Global Operations	2002	323,750	—	—	325,000	6,000

John W. Gamble, Jr.	2004	375,000	140,500	16,800	1,000,000	7,710
Executive Vice President	2003	343,750	281,000	1,967	700,000	3,467
and Chief Financial Officer

(1)	Includes those who in fiscal 2004 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus. Mr. Gamble became an executive officer in fiscal 2003.

(2)	Based on the closing price of Agere Systems Class A common stock on September 30, 2004, the aggregate number and value of all restricted stock units held by the named executive officers as of that date were as follows: Mr. Dickson (74,760 – $78,498), Mr. Nawaz (18,690 – $19,625), Mr. Khan (18,690 – $19,625) and Mr. Gamble (5,981 – $6,280). If we determine to pay dividends, dividend equivalents will not be paid on these restricted stock units.

(3)	From early fiscal 2002 until the end of fiscal 2003, Messrs. Dickson, Nawaz, Khan and Kelly voluntarily agreed to reduced salaries in light of our financial condition. The reductions were 20% for Mr. Dickson and 10% for Messrs. Nawaz, Khan and Kelly.

(4)	The amounts shown for fiscal 2004 include the value of all perquisites received by the individuals named in the table, even if the rules of the Securities and Exchange Commission would allow us to exclude these amounts. The principal benefits that could have been excluded were a car allowance and personal financial counseling.

(5)	The amounts shown for fiscal 2004 include (a) company contributions to savings plans: $6,150 for Messrs. Dickson, Khan, Kelly, Nawaz and Gamble; (b) payment of premiums for term life insurance of $8,460 for Mr. Dickson, $5,640 for Mr. Nawaz, $2,760 for Mr. Khan, $2,760 for Mr. Kelly and $1,560 for Mr. Gamble; and (c) relocation expenses of $8,721 for Mr. Dickson.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(1)
John T. Dickson	2,500,000	3.9	3.545	11/30/2010	5,173,500
Ahmed Nawaz	600,000	0.9	3.545	11/30/2010	1,241,640
Sohail A. Khan	600,000	0.9	3.545	11/30/2010	1,241,640
Peter Kelly	1,000,000	1.5	3.545	11/30/2010	2,069,400
John W. Gamble, Jr.	1,000,000	1.5	3.545	11/30/2010	2,069,400

(1)	As permitted by the rules of the Securities and Exchange Commission, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of our Class A common stock during the applicable period.

Each of the options shown in the table entitles the holder to purchase Class A common stock and vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present values: the option will be exercised after 2.75 years, volatility of 95%, no annual dividend yield and a risk-free rate of return of 2.475%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Dickson	—	—	7,533,364	4,374,841	50,417	59,583
Ahmed Nawaz	—	—	2,237,498	1,200,076	15,124	17,875
Sohail A. Khan	—	—	1,986,632	1,189,139	15,124	17,875
Peter Kelly	—	—	1,063,288	1,573,852	18,906	22,344
John W. Gamble, Jr.	—	—	722,288	1,487,712	10,083	11,917

All options shown above, when exercisable, entitle the holder to purchase shares of our Class A common stock.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

		Estimated Future Payouts Under Non-Stock Price-Based Plans (1)
Name	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
John T. Dickson	10/1/03 – 9/30/05	600,000	2,400,000	4,800,000
Ahmed Nawaz	10/1/03 – 9/30/05	165,000	660,000	1,320,000
Sohail A. Khan	10/1/03 – 9/30/05	165,000	660,000	1,320,000
Peter Kelly	10/1/03 – 9/30/05	150,000	600,000	1,200,000
John W. Gamble, Jr.	10/1/03 – 9/30/05	140,625	562,500	1,125,000

(1)	The awards shown above were granted under our 2004-2005 Medium-Term Incentive Plan. The plan provides for cash payments to participating executives to the extent that the company is able to improve its revenue compared to the revenue of a group of competitors over a two-year performance period, so long as the profitability target in our financial plan is also met. The amount of any payout depends on the participant’s base salary on September 30, 2005. For purposes of this chart, we have assumed the following base salary amounts: Mr. Dickson — $800,000, Messrs. Nawaz and Khan — $440,000, Mr. Kelly — $400,000, and Mr. Gamble — $375,000. These amounts are the base salaries in effect at the time this proxy statement was printed. If a participant is involuntarily terminated other than for cause or terminates employment after an event constituting good reason, the participant will receive a target award if the termination followed a change in control. The participant will receive a pro-rated award following any other involuntary termination other than for cause. The Compensation Committee may terminate the plan, but if it chooses to do so, participants will be entitled to a target payment.

Pension Plans

The individuals named in the Summary Compensation Table participate in our non-contributory retirement income plan. Two programs are available under the plan: a service based program and an account balance program. Participants have been given full credit under our retirement income plan for service and compensation accrued under the Lucent retirement income plan.

Service Based Program

The service based program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant’s annual pension benefit is equal to 1.4% of the sum of the individual’s:

•	Average annual pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

•	Pay subsequent to December 31, 1998; and

•	Annual bonus award paid in December 1997.

Average annual pay includes base salary and annual bonus awards.

The normal retirement age under the service based program is 65. However, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits. If an employee’s age is at least 50 and, when added to the employee’s years of service, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A 3% reduction is made for each year that age plus years of service is less than 75. We have amended the plan effective January 1, 2005 so that for retirements after that date, the unreduced pension benefit under this early retirement provision will be determined based on an employee’s service and compensation history as of January 1, 2005, and age and years of service when the employee retires. Once vested, normally after five years of service, an employee participating in the account balance program is entitled to the amounts in his or her account when he or she leaves the company.

Account Balance Program

The account balance program generally covers management employees hired on or after January 1, 1999 and before July 1, 2003. Under this program, we establish an account for each participating employee and make annual contributions to that account based on the employee’s age, salary and bonus, in accordance with the following schedule:

Age	Contributions as a percent of salary and bonus
less than 30	3.00%
30 – less than 35	3.75%
35 – less than 40	4.50%
40 – less than 45	5.50%
45 – less than 50	6.75%
50 – less than 55	8.25%
55+	10.00%

In addition, interest is credited on the last day of the year.

Management employees hired on or after July 1, 2003 do not participate in our retirement income plan.

Messrs. Dickson, Nawaz and Khan participate in the service based program. Messrs. Kelly and Gamble participate in the account balance program.

Federal laws place limitations on compensation amounts that may be included under this plan. In 2004, up to $205,000 in eligible base salary and bonus could be included in the calculation under the retirement income plan.

Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to executive officers are paid, under a supplemental pension plan. This plan is a non-contributory plan and has the same two programs and uses the same benefit formulas and eligibility rules as the retirement income plan. Pension amounts under the retirement income and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts.

The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by amounts received by plan participants as pensions under the retirement income and supplemental pension plans.

In addition, Messrs. Dickson, Nawaz and Khan are entitled to a supplemental pension benefit under the supplemental pension plan. The annual amount of this benefit generally will equal the product of (i) pay computed in accordance with the 3 bullets above, ignoring the limitations under federal law on compensation that may be included under our retirement income plan, divided by years of service, (ii) 0.7% and (iii) the difference between 35 and the maximum number of years of service that the participant could complete by age 65 (but not to exceed actual net credited years of service).

If Messrs. Dickson, Nawaz and Khan continue in the positions identified above and retire at the normal retirement age of 65, the estimated annual pension payable to them under the retirement income and supplemental pension plans would be $451,285, $262,519 and $303,789, respectively. These amounts are single-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available. The estimated balance in the account balance program at age 65 would be $2,285,131 for Mr. Kelly and $3,355,818 for Mr. Gamble. This represents a lump sum payment; other optional forms of payment are available. The estimates in this paragraph were computed assuming that the individuals’ base salary increased 3% per year and that they received a target bonus each year. If the actual amounts they receive differ from the amounts we used in computing the estimates, their actual pensions will differ.

OTHER ARRANGEMENTS WITH EXECUTIVES

Officer Severance Plan

Agere Systems has a severance policy that provides for a number of benefits for an officer who is terminated by us other than for cause or who chooses to leave following a change in control and within three months of one of the following events occurring after the change in control: either a diminution in job responsibility or a material negative change in employment terms, including a reduction in base salary or a material reduction in target bonus.

The benefits under this policy include continuation of salary and health and welfare benefits and payment of annual bonus at target levels for two years. These salary and bonus payments would be taken into account for purposes of computing pensions. During this two-year period, participation and vesting under our stock-based benefit plans would continue. An officer can request accelerated payment of the salary and target bonus, in which event participation in company plans would end upon payment of those amounts. Payment of any amount under these arrangements will be conditional upon signing a release and will be offset by any individually negotiated arrangement. The policy provides that if an officer is subject to the tax imposed under Section 4999 of the Internal Revenue Code, the officer will receive additional payments from the company such that, after payment of all taxes, the officer retains the amount that the officer would have retained had that tax not applied.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2006 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at Agere Systems Inc., 1110 American Parkway NE, Allentown, Pennsylvania 18109:

•	Not later than , 2005, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	On or after October 6, 2005, and on or before November 5, 2005, if the proposal is submitted pursuant to Agere Systems’ by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials.

December   , 2004

Annex A

AGERE SYSTEMS INC.
CHARTER OF THE AUDIT COMMITTEE

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Agere Systems Inc. (the “Corporation”) is to assist the Board in its oversight of:

•	the adequacy of the Corporation’s internal controls and financial reporting process and the integrity of the Corporation’s financial statements;

•	the performance of the Corporation’s internal auditors (“Internal Audit”) and the qualifications, independence and performance of the Corporation’s external independent auditor (“Independent Auditor”); and

•	the Corporation’s compliance with legal and regulatory requirements.

Composition and Term of Office

•	The Committee will consist of not fewer than three members of the Board each of whom shall be a director who satisfies the independence requirements of the New York Stock Exchange (“NYSE”) Listed Company Manual, as interpreted by the Board in its business judgment, and of the Securities Exchange Act of 1934, applicable to members of audit committees.

•	One member shall serve as Chairman of the Committee. The members of the Committee shall serve one-year terms, and shall be appointed annually by the Board on the day of the Annual Meeting of Stockholders or on such other date as the Board shall determine. Members of the Committee may be removed or replaced by the Board.

•	Each Committee member shall be financially literate as such qualification is interpreted by the Board in its business judgment, or shall become financially literate within a reasonable period of time after appointment to the Committee.

•	At least one member of the Committee shall meet the accounting or related financial management expertise requirements of the NYSE, as the Board interprets such qualification in its business judgment.

•	If a member of the Committee simultaneously serves on the audit committees of more than three public companies, including the Corporation, then the Board must determine that such simultaneous service would not impair the ability of such member to serve on the Committee and disclose that determination as required by the NYSE.

•	The only compensation that members of the Committee may receive directly or indirectly from the Corporation is fees for service on the Board or a committee of the Board and the regular benefits received by Directors who are not members of the Committee. Such fees may be received in cash, stock of the Corporation, options to purchase stock of the Corporation or other in-kind consideration ordinarily available to Directors.

Committee Meetings — Operating Principles

•	The Committee shall hold meetings at least quarterly, and at any additional time as either the Board or Committee deems necessary.

•	The Chairman will preside, when present, at all meetings of the Committee. The Committee may meet by telephone or videoconference and may take action by written consent.

•	The Committee may request that members of management, the Corporation’s outside counsel and/or the Corporation’s Independent Auditor be present as needed.

•	Periodically, the Committee shall meet, in separate private sessions, with each of (i) management, (ii) Internal Audit and (iii) the Independent Auditor. In addition, the Committee may meet with such other persons as the Committee deems advisable.

•	The Committee shall have the authority, in its discretion, to conduct investigations and retain, at the Corporation’s expense but at funding levels determined by the Committee, special legal, accounting or other consultants or experts to advise the Committee.

•	Minutes of each meeting will be kept and distributed to the entire Committee.

General Principles as to Independent Auditor

•	The Committee adopts the following principles with respect to the Corporation’s Independent Auditor:

•	The Committee has the sole authority and responsibility for the appointment, compensation, evaluation, oversight and, where appropriate, termination of the Corporation’s Independent Auditor, and will review the quality control procedures, experience and qualifications of the senior members of its audit team. The Independent Auditor shall report directly to the Committee.

•	The Committee shall review and approve the scope of the audit and the compensation to be paid to the Independent Auditor, which the Corporation shall be obligated to fund.

•	The Committee shall, in compliance with the Securities Exchange Act of 1934 and the rules promulgated thereunder and subject to any exceptions provided for therein, pre-approve all engagements of the Independent Auditor in connection with audit, review or attest reports required under the securities laws (collectively, “Audit Services”) and either (i) pre-approve all engagements of the Independent Auditor to perform any permitted service other than Audit Services (“Non-Audit Services”) or (ii) establish pre-approval policies and procedures pursuant to which engagements for Non-Audit Services are entered, in which case the Committee shall ensure that it is informed on a timely basis of each Non-Audit Service approved pursuant to such policies and procedures.

•	The Committee shall be responsible for the resolution of disagreements between management and the Independent Auditor regarding financial reporting.

•	The Committee shall undertake the following with respect to the Independent Auditor’s independence:

•	Ensure that the Independent Auditor submits periodically, a formal written statement, including the written disclosures required by Independence Standards Board Standard No. 1, delineating all relationships between the Independent Auditor and the Corporation.

•	Actively engage in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor.

•	At least annually, obtain and review a report by the Independent Auditor describing that firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken in response to any such issues, and all relationships between the Independent Auditor and the Corporation. After reviewing this report and the Independent Auditor’s work during the year, review and evaluate the qualifications, performance and independence of the Independent Auditor and of its lead partner and assure regular rotation, as required by law, of the audit engagement team partners, principals or shareholders who perform audit, review or attest services for the Corporation.

•	Recommend, if determined by the Committee to be called for, that the Board take appropriate action in response to the Independent Auditor’s reports to satisfy itself of the Independent Auditor’s independence.

•	Set clear hiring guidelines for the Corporation’s hiring of current and former employees of the Independent Auditor.

Responsibilities — Audit-related

Audits

•	The Committee shall review and discuss with management and the Independent Auditor the audited financial statements of the Corporation, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the year-end audit by the Independent Auditor.

•	The Committee shall discuss with the Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 61.

•	The Committee shall discuss with management and the Independent Auditor (i) all critical accounting policies and practices used, (ii) any significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including analyses of the effects of alternative accounting methods under GAAP that have been discussed with management and the treatment preferred by the Independent Auditor, (iii) the effect of regulatory and accounting initiatives and off-balance sheet structures on the Corporation’s financial statements and (iv) any other reports required by law to be delivered by the Independent Auditor, including any management letter or schedule of unadjusted differences.

•	Based on the review and discussions with management and the Independent Auditor referred to in the second main bullet item under “General Principles as to Independent Auditor” above and the three bullets above under “Responsibilities — Audit-related”, the Committee will advise the Board whether it recommends that the audited financial statements be included in the Corporation’s annual report on Form 10-K (or incorporated from the annual report to stockholders).

•	The Committee shall regularly review with the Independent Auditor any audit problems or difficulties, including any restrictions on the scope or access to requested information and any significant disagreements with management and management’s response, and discuss with the Independent Auditor the responsibilities, budget and staffing of Internal Audit.

•	The Committee shall obtain assurance from the Independent Auditor that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934.

Internal Controls

•	The Committee shall discuss with management, the Independent Auditor and, as applicable, Internal Audit:

•	The adequacy of the Corporation’s internal accounting controls and the financial reporting process, which shall include a review of major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of identified deficiencies.

•	The status of internal control recommendations made by the Independent Auditor and Internal Audit.

•	The Committee shall periodically receive reports from and discuss with the Corporation’s General Counsel the adequacy of the policies and practices of the Corporation related to compliance with legal and regulatory requirements, conflicts of interest and ethical conduct.

Other

•	The Committee or the Chairman of the Committee shall discuss with management and the Independent Auditor the quarterly financial statements of the Corporation, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 71, prior to filing the Form 10-Q with the Securities and Exchange Commission.

•	The Committee shall periodically receive reports from and discuss with the Corporation’s General Counsel any material government investigations, litigation or legal matters.

•	The Committee shall review reports and any disclosures of significant conflicts of interest involving directors or executive officers of the Corporation.

•	The Committee shall review with management and the Independent Auditor any material issues regarding the Corporation’s financial statements or accounting policies raised in any correspondence with regulators or governmental agencies, any published reports or any external or employee complaints.

•	The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	The Committee shall discuss (i) policies with respect to risk assessment and risk management, the Corporation’s primary risk exposures and the steps management has taken to monitor and control such exposures and (ii) as and when appropriate, earnings press releases that have been issued by the Corporation, as well as financial information and earnings guidance that have been provided to analysts and rating agencies.

•	The Committee shall review the appointment and replacement of the Corporation’s senior Internal Audit executive.

•	The Committee may, when and to the extent it deems appropriate, obtain advice and assistance from outside legal, accounting or other consultants or experts.

Responsibilities — Non-Audit

•	Following each Committee meeting, report at the next meeting of the full Board all significant items discussed at the Committee meeting.

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

•	Conduct an annual performance evaluation of the Committee.

•	Report regularly to the Board with respect to any issues that arise regarding the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor or the performance of Internal Audit.

•	While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor.

Annex B

FORM OF CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF AGERE SYSTEMS INC.

Agere Systems Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at [ ], eastern time, on [ ] (the “Effective Time”).

THIRD: Article IV of the Certificate of Incorporation is hereby amended by deleting Section 4.01 in its entirety and replacing it with the following:

“SECTION 4.01. The Corporation shall be authorized to issue 10,250,000,000 shares of capital stock, of which (i) 10,000,000,000 shares shall be shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 250,000,000 shares shall be shares of preferred stock, $1.00 par value (the “Preferred Stock”).

At [ ], eastern time, on [ ] (the “Effective Time”), each share of Class A Common Stock of the Corporation, par value $0.01 per share (the “Class A Common Stock”), and each share of Class B Common Stock of the Corporation, par value $0.01 per share (the “Class B Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be changed into and reclassified as one share of Common Stock. Certificates that previously represented shares of Class A Common Stock or Class B Common Stock shall from and after the Effective Time represent the number of shares of Common Stock into which such shares of Class A Common Stock or Class B Common Stock have been reclassified pursuant hereto.”

FOURTH: The first sentence of subsection (A) of Section 4.02(b) (Dividends and Distributions) of the Certificate of Incorporation is hereby amended by deleting the following words therefrom: “Class A Common Stock or Class B”.

FIFTH: Article IV of the Certificate of Incorporation is hereby amended by deleting Section 4.03 in its entirety and replacing it with the following:

“SECTION 4.03. The relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock of the Corporation shall be as described below:

(a)	The relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each share of Common Stock shall be identical in all respects.

(b)	Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any entity or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(c)	(1) At every meeting of the stockholders of the Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation in connection with all matters submitted to a vote of stockholders (subject to the terms of this Restated Certificate of Incorporation).

B-1

(2) Except as otherwise provided by law or in this Restated Certificate of Incorporation, and subject to any rights of the holders of Preferred Stock, the provisions of this Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes entitled to be cast by the holders of outstanding shares of the Common Stock. To the fullest extent permitted by law, any increase in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock shall be deemed not to affect adversely the powers, preferences or special rights of the shares of Common Stock.

(3) Except as otherwise provided herein, every reference in this Restated Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Voting Stock or Common Stock shall refer to such majority or other proportion of the votes to which such shares of Voting Stock or Common Stock are entitled to cast. ”Voting Stock“ shall mean the then outstanding shares of capital stock entitled to vote generally on the election of directors and shall exclude any class or series of capital stock only entitled to vote in the event of dividend arrearages thereon, whether or not at the time of determination there are any such dividend arrearages.

(d)	In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this paragraph (d), the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the entity surviving such consolidation or merger), in each case, that is voluntary, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(e)	All rights to vote and all voting power (including, without limitation, the right to elect directors) shall be vested exclusively in the holders of Common Stock, except as otherwise expressly provided in this Restated Certificate of Incorporation, in a Certificate of Designation with respect to any Preferred Stock or as otherwise expressly required by applicable law.

(f)	No stockholder shall be entitled to exercise any right of cumulative voting.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [ ] day of [ ], 200[ ].

By:	Name Title:

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Annex C

FORM OF CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF AGERE SYSTEMS INC.

Agere Systems Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at [ ], eastern time, on [ ] (the “Effective Time”).

THIRD: Article IV of the Certificate of Incorporation is hereby amended by deleting Section 4.01 in its entirety and replacing it with the following:

“SECTION 4.01. [The Corporation shall be authorized to issue [1,250,000,000] [750,000,000] [583,333,332] [500,000,000] shares of capital stock, of which (i) [500,000,000] [250,000,000] [166,666,666] [125,000,000] shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), and [500,000,000] [250,000,000] [166,666,666] [125,000,000] shares shall be shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the “Common Stock”) and (ii) 250,000,000 shares shall be shares of preferred stock, $1.00 par value (the “Preferred Stock”)][1] [The Corporation shall be authorized to issue [1,250,000,000] [750,000,000] [583,333,333] [500,000,000] shares of capital stock, of which (i) [1,000,000,000] [500,000,000] [333,333,333] [250,000,000] shares shall be shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 250,000,000 shares shall be shares of preferred stock, $1.00 par value (the “Preferred Stock”)].[2]

Effective at [ ], eastern time, on [ ] (the “Effective Time”), each [ten (10) / twenty (20) / thirty (30) / forty (40)] shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically reclassified as and combined into (the “Reclassification”), without any further action, one (1) fully-paid and nonassessable share of [the same class of][3] Common Stock of the Corporation, par value $.01 per share (the “New Common Stock”), with cash being paid, without interest, in lieu of any fractional share of New Common Stock that would otherwise be issued, as provided below.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock (a “Certificate”) will from and after the Effective Time represent, (i) automatically and without the necessity of surrendering the same for exchange, the number of shares of New Common Stock, rounded down to the nearest whole number, determined by dividing the number of shares of Old Common Stock represented by such Certificate immediately prior to the Effective Time by [10/20/30/40] and (ii) the right to receive, upon surrender thereof to the transfer agent of the Corporation for exchange, a cash payment, without interest, in lieu of any fraction of a share of New Common Stock that would have been represented by such Certificate if fractional shares of New Common Stock had been issued in the Reclassification, as provided below.

__________

(1)	To be used if the Class A common stock and the Class B common stock have not been reclassified into one class of common stock.
(2)	To be used if the Class A common stock and the Class B common stock have been reclassified into one class of common stock.
(3)	To be used if the Class A common stock and the Class B common stock have not been reclassified into one class of common stock.

C-1

No fractional shares of New Common Stock of the Corporation shall be issued in the Reclassification. Instead of issuing such fractional shares, the Corporation shall, as may be determined by the Board of Directors of the Corporation, either (i) arrange for the disposition of fractional interests by those entitled thereto by the mechanism of having the transfer agent or other third party (x) aggregate such fractional interests, (y) sell the shares resulting from the aggregation on the New York Stock Exchange (the “NYSE”) as soon as practicable after the Effective Time and (z) allocate and distribute the net proceeds (with the Corporation paying all commissions and other out-of-pocket transaction costs in connection with the sale) received from the sale among the holders of the fractional interests as their respective interests appear upon surrender of their Certificates to the transfer agent or other third party or (ii) pay in cash, without interest, upon the surrender of Certificates to the transfer agent for exchange, the fair value of Old Common Stock that would have been exchanged for fractional shares of New Common Stock if fractional shares had been issued in the Reclassification in an amount per share equal to the average of the daily closing prices per share of [Class A or Class B common stock, as applicable,] [Common Stock] on the NYSE for the period of ten consecutive NYSE trading days ending on, and including, the date of the Effective Time, as reported on the NYSE Composite Transaction Tape. No stockholder of the Corporation shall transfer any fractional shares of New Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock of the Corporation.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [ ] day of [ ], 200[ ].

By:	Name Title:

__________

(4)	To be used if the Class A common stock and the Class B common stock have not been reclassified into one class of common stock.
(5)	To be used if the Class A common stock and the Class B common stock have been reclassified into one class of common stock.

C-2

Annex D

FORM OF CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF AGERE SYSTEMS INC.

Agere Systems Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at [ ], eastern time, on [ ] (the “Effective Time”).

THIRD: Article IV of the Certificate of Incorporation is hereby amended by changing the sub-numbering and sub-lettering in Section 4.02 and all corresponding cross-references therein as follows:

Section 4.02. (a) Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors” and each member thereof, a “Director”) is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)	the designation of the series, which may be by distinguishing number, letter or title;

(2)	the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(3)	whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(4)	the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

(5)	the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or any other corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;

(6)	the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or any other corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(7)	the amount payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8)	provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Corporation, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

(9)	restrictions on the issuance of shares of the same series or of any other class or series, if any; and

(10)	the voting rights, if any, of the holders of shares of the series.

(b)	There has been created a series of Preferred Stock, par value $1.00 per share, of the Corporation having the following designation, number of shares, relative rights, preferences and limitations:

(1)	Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 11,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

(2)	Dividends and Distributions.

A.	Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Class A Common Stock or Class B Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after March 27, 2001 declare and pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B.	The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this subsection (2) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

C.	Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(3)	Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

A.	Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B.	Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C.	Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

D.	If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock as is specified in paragraph A of this subsection (3). Each such additional director shall not be classified, but shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this paragraph D. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this paragraph D may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this paragraph D shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this subsection (3).

(4)	Certain Restrictions.

A.	Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in subsection (2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)	declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)	declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)	redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)	redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

B.	The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph A of this subsection (4), purchase or otherwise acquire such shares at such time and in such manner.

(5)	Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(6)	Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subsection (6). In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7)	Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(8)	No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

(9)	Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

(10)	Amendment. At any time that any shares of Series A Preferred Stock are outstanding, the Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a single class.

[FOURTH: Article IV of the Certificate of Incorporation is hereby amended by deleting Section 4.03(f) in its entirety and replacing it with the following:

“(f) All rights to vote and all voting power (including, without limitation, the right to elect directors) shall be vested exclusively in the holders of Common Stock, voting together as a single class, except as otherwise expressly provided in this Restated Certificate of Incorporation, in a Certificate of Designation with respect to any Preferred Stock or as otherwise expressly required by applicable law.”

FIFTH: Article IV of the Certificate of Incorporation is hereby amended by adding to Section 4.03 the following additional subparagraph:

“(g) No stockholder shall be entitled to exercise any right of cumulative voting.”]1

[SIXTH: Article V of the Certificate of Incorporation is hereby amended by deleting Section 5.01 in its entirety and replacing it with the following:

“SECTION 5.01. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. For the avoidance of doubt, Section 4.03(c)(3) of this Restated Certificate of Incorporation shall not apply to the preceding sentence. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of Directors which the Corporation would have if there were no vacancies (the “Whole Board”) or by the Chairman of the Board of Directors and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power (determined based on the matter being voted on) of all shares of Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article V.”][2]

[SEVENTH: Article VII of the Certificate of Incorporation is hereby amended by deleting Section 7.04 in its entirety and replacing it with the following:

“SECTION 7.04. Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect and remove Directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.”][3]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [ ] day of [ ], 200[ ].

By:	Name Title:

__________

(1)	To be used if the Class A common stock and the Class B common stock have not been reclassified into one class of common stock.
(2)	To be made if the 80% voting requirement is met.
(3)	To be made if the 80% voting requirement is met.

Annex E

[Letterhead of Morgan Stanley & Co. Incorporated]

1 December 2004

Board of Directors
Agere Systems Inc.
1110 American Parkway NE
Allentown, PA 18109

Members of the Board:

We understand that Agere Systems Inc. (“Agere” or the “Company”) proposes to effect a statutory reclassification (the “Proposed Reclassification”) by filing the Certificate of Amendment to the Restated Certificate of Incorporation of Agere substantially in the form of the draft dated November 30, 2004 (the “Charter Amendment”). Pursuant to the Proposed Reclassification, each issued and outstanding share of Class A Common Stock, par value $0.01 per share (the “Class A Stock”), of Agere will be converted into and exchanged for one share (the “Class A Exchange Ratio”) of common stock, par value $0.01 per share (“Agere Common Stock”), of Agere and each share of Class B Common Stock, par value $0.01 per share (the “Class B Stock”), of Agere will be converted into and exchanged for one share of Agere Common Stock. The terms and conditions of the Proposed Reclassification are more fully set forth in the Charter Amendment.

You have asked for our opinion as to whether the Class A Exchange Ratio pursuant to the Charter Amendment is fair from a financial point of view to the holders of shares of Class A Stock.

For the purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	discussed certain internal financial statements and other financial and operating data concerning the Company;

(iii)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(iv)	discussed with management of the Company the strategic and other rationales for the proposed reclassification;

(v)	reviewed the reported prices and trading activity for the Class A and Class B common stock;

(vi)	reviewed the pro forma impact of the proposed reclassification on the capitalization and ownership of the Company;

(vii)	reviewed the prices and trading activity of securities of other publicly traded companies with multiple classes of stock and publicly available research materials regarding such multiple class stock classifications;

(viii)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

(ix)	reviewed the pro forma market capitalization of the proposed reclassification;

(x)	reviewed the proposed Amendment to the Restated Certificate of Incorporation, the Restated Certificate of Incorporation and Bylaws for the Company and certain related documents; and

(xi)	considered such other factors as we deemed appropriate.

E-1

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the financial performance of the Company. In addition, we have assumed that the Proposed Reclassification will be consummated in accordance with the terms set forth in the Charter Amendment. We note that we are not legal or tax experts and have relied upon, without independent verification, the assessment of the Company’s legal and tax advisors with respect to the legal and tax matters related to the Proposed Reclassification. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have been retained to provide an opinion to the Board of Directors of Agere in connection with the Proposed Reclassification and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services for Agere and have received fees for the rendering of these services.

It is understood that the opinion letter is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or to any third party except (i) in accordance with our prior written consent, such consent not to be unreasonably withheld or delayed, (ii) that a copy of our written opinion may be included in any filing made with the Securities and Exchange Commission in connection with this Proposed Reclassification, provided that such opinion is reproduced in full, and that any description of or reference to Morgan Stanley or its opinion in such filing is in a form reasonably acceptable to Morgan Stanley and its counsel and (iii) that a description of or reference to Morgan Stanley and its opinion may be included in written communications with the New York Stock Exchange relating to this Proposed Reclassification, provided that such reference is in a form reasonably acceptable to Morgan Stanley and its counsel. Our opinion does not constitute an opinion as to the prices at which the Agere Common Stock and the Class A Stock will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Reclassification.

Based on and subject to the foregoing we are of the opinion on the date hereof that the Class A Exchange Ratio pursuant to the Charter Amendment is fair from a financial point of view to the holders of shares of Class A Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Robert Eatroff Robert Eatroff Managing Director

E-2

Annex F

[JPMorgan letterhead]

December 7, 2004

The Board of Directors
Agere Systems Inc.
555 Union Blvd.
Allentown, PA 18109

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), of Agere Systems Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed reclassification transaction pursuant to which, upon the filing of an amendment to the certificate of incorporation, each issued and outstanding share of the Class B Common Stock and each issued and outstanding share of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) will be reclassified (the “Transaction”) into one share (the “Exchange Ratio”) of a new single class of the Company’s Common Stock, par value $0.01 per share (the “New Common Stock”).

In arriving at our opinion, we have (i) reviewed the Company’s certificate of incorporation and bylaws as they relate to the rights and privileges of the Class A Common Stock and Class B Common Stock; (ii) reviewed the Rights Agreement between the Company and The Bank of New York dated as of March 26, 2001; (iii) reviewed a draft of the amendment to the certificate of incorporation proposed to be filed with the Secretary of State of the State of Delaware to effect the Transaction; (iv) reviewed the historical trading performance and trading liquidity of the Class A Common Stock and Class B Common Stock; (v) reviewed the historical trading performance and trading liquidity of other dual-class companies; (vi) compared the financial terms of the Transaction and the Exchange Ratio with the publicly available financial terms of selected recent reclassification transactions that we deemed relevant and the exchange ratios used in such transactions; (vi) reviewed selected change of control transactions involving companies with dual class structures; (vii) reviewed the historical trading performance, trading liquidity and post-announcement stock price performance for securities in such selected reclassification transactions; and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purpose of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to the original creation of a dual class structure, the strategic and other reasons behind the decision of the Company to engage in the Transaction and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming any responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by or for us. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We have also assumed that the Transaction will qualify as a tax-free exchange and recapitalization for United States federal income tax purposes. We note that we are not legal or tax experts and have relied upon, without assuming any responsibility for independent verification or liability therefor, the assessment of the Company’s legal and tax advisors with respect to the legal and tax matters related to the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Class B Common Stock of the Exchange

F-1

Ratio in the proposed Transaction and we express no opinion as to the underlying decision by the Company to engage in the Transaction. We are expressing no opinion herein as to the price at which the Class A Common Stock, Class B Common Stock or New Common Stock will trade at any future time.

JPMorgan was not requested to, and did not, provide any services with respect to the Transaction other than the delivery of this opinion; specifically, JPMorgan was not requested to and did not, provide any advice concerning the structure, the specific Exchange Ratio (other than as to the fairness, from a financial point of view, to the holders of the Class B Common Stock), or any other aspect of this Transaction. We will receive a fee from the Company for the delivery of this opinion. In the past, JPMorgan has provided financing, advisory and other investment banking services to the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers, and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Class B Common Stock.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that (i) this opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company and (ii) this opinion may be disclosed, referred to or communicated (in whole or in part) in any correspondence with the Securities and Exchange Commission but may not otherwise be disclosed in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

F-2

agere systems

AGERE SYSTEMS INC.
1110 AMERICAN PARKWAY NE
ROOM 12K-301
ALLENTOWN, PA 18109

- **VOTE BY INTERNET - www.proxyvote.com**
  To use the Internet to transmit your voting instructions, go to the website address shown above. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
- **VOTE BY PHONE - 1-800-690-6903**
  Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions provided.
- **VOTE BY MAIL**
  Mark, sign and date your proxy card below and return it in the postage-paid envelope we have provided or return it to Agere Systems Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

  The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Standard Time on February 16, 2005. If you vote over the Internet or by telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN:

AGRSYS — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AGERE SYSTEMS INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4, 5, 6 and 7.

Election of Directors

	For All	Withhold All	For All Except
1. To elect as Directors the nominees listed below whose terms are described in the proxy statement. 01) Richard S. Hill 02) Arun Netravali 03) Harold A. Wagner	☐	☐	☐

To withhold authority to vote for any nominee, mark "For All Except" and write the nominee's number on the line below.

____

Directors' Proposals

	For	Against	Abstain
2. To approve an amendment to our Certificate of Incorporation to reclassify our Class A common stock and Class B common stock into a new, single class of common stock.	☐	☐	☐
3. To approve an amendment to our Certificate of Incorporation to effect a 1-for-10 reverse stock split.	☐	☐	☐
4. To approve an amendment to our Certificate of Incorporation to effect a 1-for-20 reverse stock split.	☐	☐	☐
5. To approve an amendment to our Certificate of Incorporation to effect a 1-for-30 reverse stock split.	☐	☐	☐
6. To approve an amendment to our Certificate of Incorporation to effect a 1-for-40 reverse stock split.	☐	☐	☐
7. To approve an amendment to our Certificate of Incorporation to make administrative changes.	☐	☐	☐

For address changes, please mark the box to the right and write them on the other side where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear above. If held jointly, all owners must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

agere systems

ADMISSION TICKET

AGERE SYSTEMS INC.
2005 ANNUAL MEETING OF STOCKHOLDERS
Thursday, February 17, 2005
9:00 a.m. Eastern Standard Time

Edward Nash Theater
Raritan Valley Community College
Rt. 28W and Lamington Road
North Branch, New Jersey 08876

THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST.

Directions:

FROM THE NORTH
Take Interstate 287 SOUTH to Interstate 78 WEST. Proceed on 78 WEST for approx. 3 miles and get off at Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (County Road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

FROM THE SOUTH
Take Interstate 287 NORTH to the Route 22 WEST exit. After approx. 7 miles (just before the 5th light), exit at Raritan Valley College Drive (Orr Drive). At the end of Orr Drive is a traffic light. Proceed straight to enter the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

FROM THE EAST
Take Interstate 78 WEST. Proceed on 78 WEST and get off at Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (County Road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

FROM THE WEST
Take Interstate 78 EAST and get off at Exit 26 (Lamington/North Branch). Turn right at light onto Lamington Road (County Road 665). Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

NOTE: If you plan on attending the Annual Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Annual Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

---

agere systems

PROXY

2005 ANNUAL MEETING OF STOCKHOLDERS
February 17, 2005
9:00 a.m. Eastern Standard Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS ON THURSDAY, FEBRUARY 17, 2005.

The shares of common stock of Agere Systems Inc. you are entitled to vote at the 2005 Annual Meeting of Stockholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint John T. Dickson, John W. Gamble, Jr. and Jean F. Rankin, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the other side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2, 3, 4, 5, 6 AND 7.

Address Changes: ____

____

(If you noted any address changes above, please mark the corresponding box on the other side.)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.